Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

Epiq Systems, Inc.

(solely for purposes of Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 7.3(a), 10.2, 10.3 and 11.17)

and

Epiq Systems Holding Company

and

Encore Intermediate Holdco, Inc.

and

ELS Holdings, LLC

APRIL 4, 2011

i

3.6B	Brokers	36
3.7B	Disclaimer of Other Representations and Warranties	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		36

4.1	Organization and Standing	36
4.2	Authorization; Enforceability	36
4.3	No Violation	37
4.4	Financing	37
4.5	Litigation	37
4.6	Governmental Approvals and Filings	37
4.7	Brokers	37
4.8	Disclaimer of Other Representations and Warranties	38
4.9	Due Diligence	38
4.10	No Other Representations	38

ARTICLE V COVENANTS OF THE COMPANY AND THE STOCKHOLDER		38

5.1	Conduct of Business	38
5.2	Filings; Consents; Etc.	39
5.3	No Solicitation	40
5.4	Schedules Update	40
5.5	Regulatory Filings	40
5.6	Reasonable Access	41
5.7	Confidentiality	41
5.8	Tax Matters	41
5.9	Employment Agreements and Noncompetition Agreements	42
5.10	Phantom Interest Bonus	42
5.11	Closing Bonus and LTIP Payments	42

ARTICLE VI COVENANTS OF BUYER		43

6.1	Filings; Consents; Etc.	43
6.2	Director and Officer Liability and Indemnification	43
6.3	Regulatory Filing	44
6.4	Post-Closing Access to Books and Records	45
6.5	Contact with Employees, Customers and Other Business Relations; Confidentiality	45

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING		46

7.1	Conditions Precedent to Each Party’s Obligations	46
7.2	Conditions Precedent to Obligations of Buyer	46
7.3	Conditions Precedent to Obligations of the Stockholder	47

ARTICLE VIII CLOSING		47

8.1	Deliveries by the Stockholder and the Company	47
8.2	Deliveries by Buyer	49

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ARTICLE IX POST-CLOSING COVENANTS; TAXES		50

9.1	Tax Covenants	50
9.2	Nonsolicitation	52
9.3	Post-Closing LTIP Payments	52

ARTICLE X INDEMNIFICATION		53

10.1	Survival of Representations, Warranties and Covenants	53
10.2	Indemnification of Buyer Indemnified Parties	53
10.3	Indemnification of Stockholder	54
10.4	Indemnification Procedures	55
10.5	Calculation of Losses	56
10.6	Exclusion of Other Remedies	58

ARTICLE XI MISCELLANEOUS		58

11.1	Notices, Consents, Etc.	58
11.2	Severability	59
11.3	Assignment; Successors	59
11.4	Counterparts; Facsimile Signatures	59
11.5	Expenses	60
11.6	Governing Law	60
11.7	Table of Contents and Headings	60
11.8	Entire Agreement; Amendment and Waiver	60
11.9	Third Parties	61
11.10	Disclosure Generally	61
11.11	Public Announcements	61
11.12	Interpretive Matters	62
11.13	Submission to Jurisdiction	62
11.14	Waiver of Jury Trial	62
11.15	Specific Performance	62
11.16	No Recourse	63
11.17	Parent Guaranty	63

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2011, by and among Epiq Systems, Inc., a Missouri corporation (solely for purposes of Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 7.3(a), 10.2, 10.3 and 11.17) (“Parent”), Epiq Systems Holding Company, a Delaware corporation (“Buyer”), ELS Holdings, LLC, a Delaware limited liability company (the “Stockholder”) and Encore Intermediate Holdco, Inc., a Delaware corporation (the “Company”).  Each of the parties named above may be referred to as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 1.1.

RECITALS

A.            The Stockholder owns all of the issued and outstanding shares of capital stock of the Company (the “Stock”), and the Stockholder desires to sell to Buyer, and Buyer desires to purchase from the Stockholder, all of the Stock on the terms and conditions set forth herein.

B.            Each of the board of directors of the Company (the “Board of Directors”) and the managing member of the Stockholder (the “Managing Member”) has carefully considered the terms and conditions of this Agreement and has determined that such terms and conditions and the consummation of the transactions contemplated hereby are fair to and in the best interests of, and are advisable to, the Company and the Stockholder, respectively.

C.            Each of the Board of Directors and Managing Member has approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by the Company and the Stockholder, respectively.

D.            The boards of directors of Buyer and Parent have approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby and the execution and delivery of this Agreement by Buyer and Parent.

E.             The Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and prescribe various conditions to the transactions contemplated hereby.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.  For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accountants” has the meaning set forth in Section 2.2(f).

“Accrued Compensatory Payments” means all Compensatory Payments that are not Unaccrued Compensatory Payments.

“Acquisition Proposal” has the meaning set forth in Section 5.3.

“Adjustment Calculation Time” means 12:01 a.m. (Chicago time) on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“Base Closing Cash” means the Purchase Price minus the Escrow Amount.

“Board of Directors” has the meaning set forth in the recitals to this Agreement.

“Business” means the business conducted by the Company and its Subsidiary as of the date hereof.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Closing Date Taxes” means any Taxes of or imposed on the Subsidiary or the Company as a result of any action not in the ordinary course of business of the Subsidiary or the Company on or as of the Closing Date and after the Closing (including any election made pursuant to Section 338(g) of the Code or any similar election under state, local or non-U.S. Tax Law).

“Buyer Employment Agreements” has the meaning set forth in Section 5.9.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meanings set forth in Section 10.2(a).

“Buyer Noncompetition Agreements” has the meaning set forth in Section 5.9.

“Closing” has the meaning set forth in Section 2.1.

“Closing Account” has the meaning set forth in Section 2.2(a)(iii).

“Closing Bonus Amounts” means collectively, the Closing Mazares Bonus Amount, the Closing Taylor Bonus Amount, the Closing Lieberman Bonus Amount and the Closing Non-Executive Bonus Amounts.

“Closing Bonus and LTIP Payments” means, collectively, the Closing Bonus Amounts and the Closing LTIP Amounts including all applicable employer payroll Taxes paid by the Company or the Subsidiary in connection with therewith.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.2(d).

“Closing Date Cash” means all cash and cash equivalents of the Company and the Subsidiary on a consolidated basis, determined as of the Adjustment Calculation Time, in accordance with GAAP and calculated in the same manner as the amounts set forth on the Latest Audited Balance Sheet under the caption “Cash and cash equivalents” and the cash collateralizing the Letter of Credit, plus all interest accrued thereon, plus amounts in the account labeled Overdraft Account minus Closing Bonus and LTIP Payments.

“Closing Date Debt” means the total indebtedness (principal and accrued and unpaid interest) for borrowed money of the Company and the Subsidiary on a consolidated basis, determined as of the Adjustment Calculation Time, in accordance with GAAP and calculated in the same manner as the amounts set forth on the Latest Audited Balance Sheet.

“Closing Date Net Working Capital” means the resulting amount calculated by subtracting (a) Current Liabilities from (b) Current Assets, as determined as of the Adjustment Calculation Time.

“Closing Lieberman Bonus Amount” means the amounts of the General Sale Incentive Plan Bonus to which Keith Lieberman becomes entitled under the terms of the General Sale Incentive Plan at Closing.

“Closing LTIP Amounts” means, collectively, the amounts of any checks issued by the Subsidiary on the Closing Date in connection with the payment and termination of the Subsidiary’s 2004 Long Term Incentive Plan.

“Closing Mazares Bonus Amount” means the aggregate of (a) the amounts of the Special Mazares Sale Bonus to which Gregory Mazares becomes entitled under the terms of the Special Mazares Sale Bonus Agreement at Closing and (b) the amounts of the General Sale Incentive Plan Bonus to which Gregory Mazares becomes entitled under the terms of the General Sale Incentive Plan at Closing.

“Closing Non-Executive Bonus Amounts” means the amounts of the Non-Executive Employee Bonus to which the participants in the Non-Executive Employee Bonus Plan become entitled under the terms of the Non-Executive Employee Bonus Plan at Closing.

“Closing Schedule” has the meaning set forth in Section 2.2(d).

“Closing Taylor Bonus Amount” means the aggregate of (a) the amounts of the Phantom Interest Bonus to which Kimothy Taylor becomes entitled under the terms of the Phantom Interest Bonus Agreement at Closing and (b) the amounts of the General Sale Incentive Plan Bonus to which Kimothy Taylor becomes entitled under the terms of the General Sale Incentive Plan at Closing.

“Closing Transaction Consideration” means the sum of (a) the Purchase Price, minus (b) the Estimated Net Closing Date Debt, if positive, plus (c) the Estimated Net Closing Date Debt, if negative plus (d) the Estimated Net Working Capital Surplus determined pursuant to Section 2.2(b), if any, or minus (e) the Estimated Net Working Capital Deficiency determined pursuant to Section 2.2(b), if any.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Intellectual Property Agreements” means all In-Licensed IP Agreements and all Out-Licensed IP Agreements.

“Company Owned Intellectual Property” has the meaning set forth in Section 3.13(c).

“Company Owned Software Products” means all software programs, components, and code owned by the Company for internal use or for use by its customers and that are material to the operation of the Business as it is currently conducted.

“Company Securities” has the meaning set forth in Section 3.5.

“Company Transaction Expenses” means all investment banking, legal, accounting and all other fees, costs and expenses incurred by the Company and the Subsidiary in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

“Company’s Knowledge” and “Knowledge of the Company” means the actual knowledge of Gregory Mazares, Kimothy Taylor and Keith Lieberman after reasonable inquiry.

“Compensatory Payments” means the aggregate amount of compensatory payments including the Phantom Interest Bonus, the Special Mazares Sale Bonus, the General Sale Incentive Plan Bonuses and the Non-Executive Employee Bonuses (each of the foregoing amounts as set forth on Schedule 1(e)) and the Closing LTIP Amounts (including such amounts as set forth on Schedule 5.11(a)), and including all applicable employer payroll Taxes paid by the Company or the Subsidiary promptly following the Closing in connection with the payment thereof and the Post-Closing LTIP Payments and Post-Closing LTIP Withholding and Payroll Taxes (the Persons to whom such compensatory payments are made being referred to as the “Compensated Persons”).

“Confidentiality Agreement” has the meaning set forth in Section 5.7.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contract” means any legally binding written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract.

“Control Notice” has the meaning set forth in Section 10.4.

“Controlled Affiliates” means any Person controlled by a Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Group” has the meaning set forth in Code §1563.

“Covered Parties” has the meaning set forth in Section 6.2(a).

“Current Assets” means the current assets of the Company and the Subsidiary on a consolidated basis included in the following current asset accounts in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Balance Sheet: (a) accounts receivables (net of any allowance for bad debts), (b) other current assets and (c) prepaid expenses; provided that, notwithstanding anything to the contrary contained herein, Current Assets shall not include (i) Closing Date Cash; (ii) deferred tax assets — federal and state and (iii) state income tax (SIT) recoverable-current.

“Current Liabilities” means the current liabilities of the Company and the Subsidiary on a consolidated basis included in the following liability accounts determined in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Balance Sheet: (a) accounts payable, (b) accrued expenses and (c) other current liabilities (including any unpaid Company Transaction Expenses which are not being paid by the Stockholder in connection with the Closing); provided that, notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (i) accrued interest for borrowed money under the Loan Agreement between Subsidiary and the Stockholder, (ii) accrued interest for borrowed money under the Loan and Security Agreement between Subsidiary and First Business Capital Corp., (iii) 2008 reorganization accrual, (iv) federal income tax (FIT) deferred-current, (v) overdraft account, (vi) Closing Date Debt, (vii) the current portion of the capital leases, or (viii) any Compensatory Payments to the Compensated Persons.

“Customer Defect” shall have the meaning set forth in Section 3.22.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“D&O Tail Policy” has the meaning set forth in Section 6.2(d).

“E&O Tail Policy” has the meaning set forth in Section 8.1(m).

“eDiscovery Business” has the meaning set forth in Section 9.2(b).

“Effective Time” has the meaning set forth in Section 2.1.

“Employee Plan” means any plan, policy, program, arrangement or agreement described in Section 3.18(a).

“Environmental Laws” means all currently implemented federal, state and local laws, ordinances and rules of common law relating to environmental matters, including those relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses, or injuries resulting from the release or Threatened release of Hazardous Substances and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to the Company, the Subsidiary or their respective assets, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f-§§ 300j-11 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Escrow Amount” has the meaning set forth in Section 2.2(a)(ii).

“Escrow Balance” has the meaning set forth in Section 2.2(a)(ii).

“Escrow Funds” means the Escrow Amount held by the Escrow Agent pursuant to the Escrow Agreement and shall not include any interest, dividends and other income earned thereon.

“Estimated Net Closing Date Debt” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital Deficiency” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital Surplus” has the meaning set forth in Section 2.2(b).

“Excluded License” means any license that requires, as a condition of modification and/or distribution of software subject to such license, that (a) such software and/or other software combined and/or distributed with such software be disclosed or distributed in source code form, or (b) such software and/or other software combined and/or distributed with such software be licensed on a royalty free basis (including for purpose of making additional copies or derivative works).

“Financial Statements” has the meaning set forth in Section 3.6.

“FTC” has the meaning set forth in Section 5.5.

“Fundamental Representation” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles, applied consistently with the principles used in preparing the Audited Financial Statements.

“General Sale Incentive Plan” means the Encore Legal Solutions, Inc. 2011 Sale Incentive Plan established by Encore Legal Solutions, Inc. effective March 9, 2011.

“General Sale Incentive Plan Bonus” means, with respect to any Person, the cash amount payable under the General Sale Incentive Plan to such Person upon the satisfaction of the conditions set forth therein.

“Governmental Authority” shall mean the United States or any state or local or foreign government, or any subdivision, agency, department, commission, board, court, tribunal, judicial or arbitral body or authority of any of the foregoing.

“Hazardous Substances” means (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutants,” “contaminants,” “pollutants,” “toxic substances,” or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance, any flammable substances or explosives, or any radioactive materials, (c) friable asbestos and asbestos containing materials, (d) radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance present in quantities or concentrations which is prohibited, limited, or regulated by any Governmental Authority.

“Holdback Amount” has the meaning set forth in Section 2.2(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing Fees” has the meaning set forth in Section 5.5.

“HW&Co. Liability” has the meaning set forth in Section 10.2(a).

“In-Licensed IP Agreements” means all material written agreements to which the Company or the Subsidiary is a party that are or include assignments and/or licenses of Intellectual Property or any other agreements relating to the right to own, use or register Intellectual Property by or from any third party to the Company or the Subsidiary, excluding all Excluded Licenses.

“Income Taxes” means Taxes imposed on net income.

“Income Tax Return” means any Tax Return, declaration, statement, form or other document related to Income Taxes.

“Indemnification Event” has the meaning set forth in Section 6.2(a).

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Insurance Policies” has the meaning set forth in Section 3.16(a).

“Intellectual Property” means all Patents, Trademarks, Trade Secrets, and copyrights and registrations and registration applications therefor, including copyrights in computer software and databases.

“Latest Audited Balance Sheet” has the meaning set forth in Section 3.6.

“Latest Balance Sheet” has the meaning set forth in Section 3.6.

“Latest Budget” has the meaning set forth in Section 3.15(h).

“Law” means each provision of any currently implemented Federal, state, local or foreign law, statute, ordinance, code, rule or regulation, order, judgment, writ, injunction, decree or award promulgated or issued by any Governmental Authority.

“Lease” and “Leases” each have the meanings set forth in Section 3.9(b).

“Leased Property” has the meaning set forth in Section 3.9(b).

“Letter of Credit” means that certain letter of credit made by Subsidiary in favor of 1225 Eye Street N.W. Associates, LLC in connection with that Lease Agreement between Subsidiary and 1225 Eye Street N.W. Associates, LLC dated January 7, 2005, as amended.

“Licenses and Permits” means any material licenses, permits, certificates, notifications, exemptions, classifications, registrations, franchises, approvals, orders or similar authorizations, or any waivers of the foregoing, issued by any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, security interest or encumbrance, other than restrictions on the offer and sale of securities under Federal and state securities Laws and any Permitted Liens.

“Listed IP” has the meaning set forth in Section 3.13(a).

“Loss” and “Losses” each have the meanings set forth in Section 10.2(a).

“LTIP Escrow Amount” has the meaning set forth in Section 2.5.

“LTIP Liability” has the meaning set forth in Section 10.2(a).

“LTIP Participants” has the meaning set forth in Section 5.11.

“LTIP Releases” has the meaning set forth in Section 5.11.

“Managing Member” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means (i) the termination of the license agreements listed on Schedule 1(a) hereto, including without limitation, the license(s) granted to the Subsidiary thereunder, (ii) the termination of business with the Company and/or the Subsidiary by any of the customers listed in Schedule 1(d) hereto, other than for termination of business in the ordinary course of business at the conclusion of a project for such customer, (iii) the termination of employment of the officers of the Company or the Subsidiary listed on Schedule 1(b) hereto or the termination of employment of any of the sales representatives of the Company or the Subsidiary listed on Schedule 1(c) hereto, or (iv) any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other circumstance, (a) with respect to the Company, is materially adverse to the financial condition, Business or assets of the Company and the Subsidiary, in each case, taken as a whole, and (b) with respect to the Stockholder, is materially adverse to the ability of the Stockholder to consummate the transactions contemplated by this Agreement (a “Triggering Event”), and that cannot be cured favorably or resolved prior to the Closing Date or the Termination Date; provided, however, that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Change: (a) any changes in conditions in the U.S. or global economy generally, except to the extent any such change has a substantially disproportionate effect on the Company and the Subsidiary relative to other Persons principally engaged in the same industry as the Company and the Subsidiary; (b) any changes generally affecting the industry in which the Company and the Subsidiary participate or the markets in which they operate, except to the extent any such change has a substantially disproportionate effect on the Company and the Subsidiary relative to other Persons principally engaged in the same industry as the Company and the Subsidiary; (c) any changes relating to or required by GAAP; (d) any changes in, or required by, applicable Laws or other binding directives issued by any Governmental Authority or the interpretation thereof that affect all similarly situated parties equally; (e) any effect relating to compliance with the terms of, or the taking of any action required by, this Agreement or any Other Agreement; (f) any effect attributable to the announcement of the transactions contemplated by this Agreement or any Other Agreement; (g) any affirmative action knowingly taken by Buyer or any of its Affiliates; (h) any failure by the Company or the Subsidiary to meet any written or oral projections, estimates or budgets for any period (but excluding herefrom any effect, event, development, occurrence or change underlying such failure to the extent such effect, event, development, occurrence or change would otherwise constitute a Material Adverse Effect or Material Adverse Change); or (i) any change, effect, event, occurrence, state of facts or development arising out of any action required to be taken by the Company or the Subsidiary under any Contract identified in the Schedules hereto.

“Material Complaint or Demand” has the meaning set forth in Section 3.22.

“Material Contracts” has the meaning set forth in Section 3.8.

“Material Customer” has the meaning set forth in Section 3.8(m).

“Minimum Individual Claim Amount” has the meaning set forth in Section 10.2(b)(i).

“Net Closing Date Debt” means the Closing Date Debt minus the Closing Date Cash.

“Net Closing Date Debt Deficiency” means the amount, if any, by which Net Closing Date Debt is less than the Estimated Net Closing Date Debt.

“Net Closing Date Debt Surplus” means the amount, if any, by which Net Closing Date Debt is greater than the Estimated Net Closing Date Debt.

“Net Decrease to Transaction Consideration” means the amount, if any, by which (a) the sum of the Net Working Capital Surplus, if any, plus the Net Closing Date Debt Deficiency, if any, is less than (b) the sum of the Net Working Capital Deficiency, if any, plus the Net Closing Date Debt Surplus, if any.

“Net Increase to Transaction Consideration” means the amount, if any, by which (a) the sum of the Net Working Capital Surplus, if any, plus the Net Closing Date Debt Deficiency, if any, is greater than (b) the sum of the Net Working Capital Deficiency, if any, and the Net Closing Date Debt Surplus, if any.

“Net Working Capital Deficiency” means the amount by which Closing Date Net Working Capital is less than the Estimated Net Working Capital.

“Net Working Capital Surplus” means the amount by which Closing Date Net Working Capital is greater than the Estimated Net Working Capital.

“Non-Executive Employee Bonus” means, with respect to any Person, the cash amount payable under the Non-Executive Employee Bonus Plan to such Person upon the satisfaction of the conditions set forth therein.

“Non-Executive Employee Bonus Plan” means the Encore Legal Solutions, Inc. 2011 Sale Bonus Plan established by Encore Legal Solutions, Inc. effective March 30, 2011.

“Obligations” has the meaning set forth in Section 11.17.

“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (c) any amendment to any of the foregoing.

“Other Agreements” means each agreement, document, certificate and instrument being delivered pursuant to this Agreement, including, without limitation, the documents and agreements to be delivered by the Parties pursuant to ARTICLE VIII.

“Out-Licensed IP Agreements” means all material written agreements to which the Company or the Subsidiary is a party that are or include assignments and/or licenses of Intellectual Property or any other agreements relating to the right to own, use or register Intellectual Property by or from the Company or the Subsidiary to any third party.

“Parent” has the meaning set forth in the Preamble.

“Party” and “Parties” each have their meanings as set forth in the Preamble.

“Patent” and “Patents” mean inventions and know how (whether or not patentable) and patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof.

“Pension Plan” has the meaning set forth in Section 3.18(d).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens attaching to inventory held by consignees in the ordinary course of business, (e) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, (f) Liens that do not materially interfere with the use of the assets to which they relate, (g) in the case of the Common Stock, restrictions arising under applicable securities laws, and (h) Liens listed on any Schedule hereto.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Phantom Interest Bonus” means the cash amount payable under the Phantom Interest Bonus Agreement to Kimothy Taylor upon the satisfaction of the conditions set forth therein.

“Phantom Interest Bonus Agreement” means that certain Amended and Restated Phantom Interest Bonus Agreement dated as of March 29, 2011, between the Subsidiary, the Stockholder and Kimothy Taylor.

“Phantom Liability” has the meaning set forth in Section 10.2(a).

“Plan Affiliate” with respect to the Company or the Subsidiary means any other Person who, together with the Company or the Subsidiary, constitutes all or part of a controlled group, or which would be treated with the Company or the Subsidiary as under common control or whose employees would be treated as employed by the Company or the Subsidiary, under Section 414(b) or (c) of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case Law interpreting the foregoing.

“Post-Closing Amounts” has the meaning set forth in Section 5.10 of this Agreement.

“Post-Closing LTIP Amounts” means, collectively, the Post-Closing LTIP Payments and the related Post-Closing LTIP Withholding and Payroll Taxes.

“Post-Closing LTIP Payment” has the meaning set forth in Section 9.3.

“Post-Closing LTIP Withholding and Payroll Taxes” has the meaning set forth in Section 9.3.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Transaction Consideration” means the sum of (a) the Escrow Balance, if any, plus (b) the Net Working Capital Surplus, if any, minus (c) the Net Working Capital Deficiency, if any, plus (d) the Net Closing Date Debt Deficiency, if any, minus (e) the Net Closing Date Debt Surplus, if any, plus (f) the Tax Savings Payments.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period through the close of business on the Closing Date.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on the Subsidiary or the Company for any and all Pre-Closing Tax Periods (determined, in the case of any Straddle Period, in accordance with Section 9.1(b)), (ii) any and all Taxes of an affiliated, consolidated, unitary, combined or similar Tax group for which the Subsidiary or the Company is liable by virtue of the Subsidiary or the Company having been a member of such Tax group prior to the Closing Date, pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non U.S. Law related to Taxes), and (iii) Taxes of a third party for any and all Pre-Closing Tax Periods for which the Subsidiary or the Company is liable pursuant to a tax sharing or tax indemnification obligation existing prior to the Closing, but excluding, in each of the clauses (i), (ii), and (iii) any Buyer Closing Date Taxes.

“Pre-Closing Tax Period NOL’s” means any net operating losses of the Company and the Subsidiary that are attributable to a Pre-Closing Tax Period.

“Protest Notice” has the meaning set forth in Section 2.2(e).

“Purchase Price” means $100,000,000.00 (One Hundred Million Dollars and No Cents).

“Reasonable Efforts” shall mean the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

“Release Date” has the meaning set forth in Section 2.2(c).

“Restricted Party” means the Stockholder and its member(s) (managing and non-managing), and their respective Affiliates.

“Sale” has the meaning set forth in Section 2.1.

“Seller Disclosure Schedule” means the schedules called for by the representations and warranties set forth in ARTICLE IIIA.

“Special Mazares Sale Bonus Agreement” means the Special Sale Bonus Agreement dated as of March 11, 2011 between Encore Legal Solutions, Inc., and Gregory Mazares.

“Special Mazares Sale Bonus” means the cash amount payable under the Special Mazares Sale Bonus Agreement to Gregory Mazares upon the satisfaction of the conditions set forth therein.

“Stock” has the meaning set forth in the recitals to this Agreement.

“Stockholder Indemnified Party” and “Stockholder Indemnified Parties” each have the meanings set forth in Section 10.3.

“Stockholder” has the meaning set forth in the preamble.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means Encore Legal Solutions, Inc., a Delaware corporation.

“Target Net Working Capital” means an amount equal to Six Million Eight Hundred Thousand Dollars ($6,800,000).

“Tax” or “Taxes” shall mean all taxes, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, personal and real property (including leaseholds and interests in leaseholds), sales, gain, use, license, custom duty, unemployment, capital stock, membership interest, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Return” shall mean any return (including estimated returns), report, information return, statement, declaration or other document (including any related or supporting information) filed or required to be filed with any United States federal, state, local or foreign Governmental Authority in connection with any determination, assessment or collection of any Tax or other administration of any Laws or administrative requirements (collectively “returns”) and any amendments to such returns.

“Tax Savings Payments” means the payments required to be made by Buyer to the Stockholder pursuant to Section 2.4.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 10.4.

“Threatened” means that a claim, proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made orally or in writing or any notice of commencement of an action or suit has been given orally or in writing, provided, however, that in the case of an oral demand, statement or notice, such claim, proceeding, dispute, action or other matter shall only be deemed to have been “Threatened” if a reasonable person would perceive the oral demand, statement or notice as a threat.

“Threshold” has the meaning set forth in Section 10.2(b)(ii).

“Trademark” and “Trademarks” mean all trademarks and service marks and registrations and registration applications therefor (and including the goodwill associated therewith), trade names, and Internet domain name registrations, and includes common law trademarks and service marks and trade names.

“Trade Secrets” means proprietary know-how, and other proprietary or confidential information.

“Transaction Consideration” has the meaning set forth in Section 2.2(a).

“Unaccrued Compensatory Payments” shall mean the Compensatory Payments that will not have accrued for federal Income Tax purposes as of the Closing Date.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6.

ARTICLE II
THE SALE

2.1           Purchase and Sale of the Stock.

Subject to the terms and conditions of this Agreement, at the Closing (defined below), Buyer shall purchase from the Stockholder, and the Stockholder shall sell, transfer, assign and deliver to Buyer, all of the Stock.  The closing of the purchase and sale of the Stock hereunder (the “Sale” and the closing of the Sale, the “Closing”) shall take place at the offices of Reed Smith LLP, Chicago, Illinois, on the date of this Agreement (the “Closing Date”), unless another place is agreed by each of the Parties hereto.  The Closing shall be deemed effective at 12:01 a.m. (Chicago Time) (the “Effective Time”) on the Closing Date.

2.2           Transaction Consideration.

(a)           Amount of Transaction Consideration Payable.  The aggregate consideration payable to the Stockholder in connection with the Sale (the “Transaction Consideration”) is the sum of (i) the Purchase Price plus or minus, as applicable, (ii) the net effect of the estimated and final net debt adjustments described in Section 2.2(a)(iii), Section 2.2(b) and Sections 2.2(d) through 2.2(g), plus or minus, as applicable, (iii) the net effect of the estimated and final net working capital adjustments described in Section 2.2(a)(iii), Section 2.2(b) and Sections 2.2(d) through 2.2(g), plus (iv) all Tax Savings Payments.  The Transaction Consideration will be paid by Buyer as follows:

(i)            [Intentionally Deleted.]

(ii)           the sum of Ten Million Dollars and No Cents ($10,000,000.00) (the “Escrow Amount”) will be paid by Buyer at Closing via wire transfer of immediately available funds to the Escrow Agent, to be received, held and disbursed pursuant to the terms of that certain Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), which shall be available for Losses payable to the Buyer Indemnified Parties under Section 10.2 hereof, in each case subject to the terms of that section of this Agreement, with any balance thereof remaining (the “Escrow Balance”) to be distributed to the Stockholder pursuant to the terms of the Escrow Agreement and pursuant to Section 2.3 hereof;

(iii)          the sum of the Base Closing Cash, minus (i) the Estimated Net Closing Date Debt, if positive, plus (ii) the Estimated Net Closing Date Debt, if negative, plus (iii) the Estimated Net Working Capital Surplus determined pursuant to Section 2.2(b), if any, or minus (iv) the Estimated Net Working Capital Deficiency determined pursuant to Section 2.2(b), if any, shall be paid or funded by Buyer at Closing via wire transfer of immediately payable funds to the account designated in writing by the Stockholder prior to the Closing Date (the “Closing Account”);

(iv)          all Tax Savings Payments will be paid by Buyer in accordance with Section 2.4;

(v)           the Estimated Net Closing Date Debt, if positive, will be paid or funded by Buyer to the account or accounts designated in the payoff letter from each lender set forth on Schedule 8.1(d);

(vi)          any Net Increase to Transaction Consideration will be paid by Buyer pursuant to Section 2.2(g).

(b)           Estimated Transaction Consideration Adjustments.  Within ten (10) Business Days prior to the Closing, but in no event less than two (2) Business Days prior to the Closing, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer, (i) a certificate of the Company that contains the Company’s reasonable good faith estimate of Net Closing Date Debt (the “Estimated Net Closing Date Debt”) of which such estimate includes the effect of the Closing Bonus and LTIP Payments and (ii) a certificate of the Company setting forth the Company’s good faith estimated Closing Date Net Working Capital (the “Estimated Net Working Capital”), including an itemization of the components thereof.  The amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital is the “Estimated Net Working Capital Deficiency,” and the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital is the “Estimated Net Working Capital Surplus.”

(c)           Holdback for Net Decrease to Transaction Consideration.  Upon payment of that portion of the Transaction Consideration to be paid by Buyer to the Stockholder at

Closing pursuant to Section 2.2(a)(iii), the Stockholder shall hold in reserve and not distribute to its members until the Release Date an amount equal to Five Hundred Thousand Dollars and No Cents ($500,000.00) (the “Holdback Amount”) from such Transaction Consideration for the amount of any Net Decrease to Transaction Consideration that may be owed to the Buyer after the Closing Date Balance Sheet and the Closing Schedule have been finally determined pursuant to the provisions of Section 2.2(g).  After payment by Stockholder to the Buyer of the amount of any Net Decrease to Transaction Consideration in accordance with Section 2.2(g) or in the event it is determined under Sections 2.2(d) through 2.2(g) that no Net Decrease to Transaction Consideration is owed to Buyer (the applicable date being the “Release Date”), any of the Holdback Amount remaining may be released to the Stockholder’s members.  In the event that the Net Decrease to Transaction Consideration that may be owed to the Buyer exceeds the Holdback Amount, then the Buyer may seek payment for any such excess amount from either the Escrow Amount or from the Stockholder.

(d)           Closing Date Balance Sheet.  As promptly as practicable after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Stockholder (i) in no event later than twenty (20) days after the Closing Date, a consolidated balance sheet of the Company and the Subsidiary as of the Adjustment Calculation Time (the “Closing Date Balance Sheet”), prepared in accordance with GAAP using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Balance Sheet, and (ii) in no event later than sixty (60) days after the Closing Date, a schedule (the “Closing Schedule”) setting forth (A) a calculation of the Closing Date Net Working Capital, (B) the amount, if any, by which the Closing Date Net Working Capital is less than or is greater than the Estimated Net Working Capital, (C) a calculation of the Net Closing Date Debt, and (D) the amount, if any, by which the Net Closing Date Debt is less than or is greater than Estimated Net Closing Date Debt.

(e)           Protest Notice.  Within thirty (30) days after Buyer’s delivery of both the Closing Date Balance Sheet and the Closing Schedule to the Stockholder, the Stockholder may deliver written notice (the “Protest Notice”) to Buyer of any objections, and the basis therefor, which the Stockholder may have to the Closing Date Balance Sheet and/or the Closing Schedule.  The failure of the Stockholder to deliver such Protest Notice within the prescribed time period will constitute the Stockholder’s acceptance of the Closing Date Balance Sheet and the Closing Schedule prepared and delivered by Buyer.

(f)            Resolution of Protest.  If Buyer and the Stockholder are unable to resolve any disagreement with respect to the Closing Date Balance Sheet and/or the Closing Schedule within twenty (20) days following the Stockholder’s delivery of any Protest Notice, then either the Stockholder or Buyer may refer the items in dispute to BDO USA, LLP (the “Accountants”).  Promptly, but not later than thirty (30) days after acceptance of its appointment, the Accountants will determine (based solely on presentations to the Accountants by the Stockholder and Buyer and not by independent review) and will render a report as to the disputes and the resulting Closing Date Balance Sheet and Closing Schedule, which report will be conclusive and binding upon the Parties.  In resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or the Stockholder or less than the lowest value for such item claimed by either Buyer or the Stockholder, in each case as presented to the Accountants.  The fees and expenses of the

Accountants shall be paid by the Escrow Agent out of the Escrow Account, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount not awarded to the Stockholder or Buyer bears to the amount actually contested by such Party.

(g)           Payment of Net Adjustment to Transaction Consideration.  Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule pursuant to the provisions of this Section 2.2, (i) the Net Increase to Transaction Consideration, if any, shall be paid by Buyer to the Stockholder in the manner determined pursuant to Section 2.3, or (ii) the Net Decrease to Transaction Consideration, if any, shall be paid by Stockholder to the Buyer in the manner determined pursuant to Section 2.2(c).  The Closing Date Balance Sheet and the Closing Schedule shall be deemed “finally determined” upon the earliest of (i) the date on which Buyer and the Stockholder agree that the Closing Date Balance Sheet and the Closing Schedule are final, (ii) if the Stockholder has not earlier provided Buyer with a Protest Notice, the thirtieth (30th) day after delivery of both the Closing Date Balance Sheet and the Closing Schedule by Buyer to the Stockholder, and (iii) the date on which any disputes relating to the Closing Date Balance Sheet and/or the Closing Schedule are resolved, as described in Section 2.2(f).

(h)           Cooperation.  For purposes of complying with the terms set forth herein, each Party will cooperate with and promptly make available to the other Party and its auditors and representatives all information, records, data and supporting papers reasonably relevant to the preparation of the Closing Date Balance Sheet, the Closing Schedule, the Protest Notice and any adjustment thereto being disputed and the resolution of any disputes thereunder.  Buyer will cause the Company to permit the Stockholder and its representatives access to the Company’s and Subsidiary’s books and records, facilities and personnel, as may be reasonably required (upon reasonable advance notice) in connection with the Stockholder’s analysis of the Closing Date Balance Sheet and the Closing Schedule and its preparation of any Protest Notice and any adjustment thereto being disputed and the resolution of any disputes thereunder.

(i)            Tax Deductions Withholding.  Buyer shall timely pay, or shall cause the Subsidiary to timely pay, on behalf of the Compensated Persons, any applicable withholding and payroll taxes required to be withheld from amounts payable by the Subsidiary to the Compensated Persons in connection with the Subsidiary’s 2004 Long Term Incentive Plan, the General Sale Incentive Plan, the Special Mazares Sale Bonus Agreement the Non-Executive Employee Bonus Plan, and/or the Phantom Interest Bonus Agreement, as applicable, and shall promptly remit such amounts, along with the applicable employer payroll taxes, to the applicable governmental entity.

2.3           Payment of Post-Closing Transaction Consideration.  After the Closing, whenever any component of Post-Closing Transaction Consideration (other than Tax Savings Payments) becomes available for distribution to the Stockholder, such component of Post-Closing Transaction Consideration shall be distributed as follows:

(a)           with respect to the Escrow Balance, the distribution by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement to the Stockholder; and

(b)           with respect to the Net Increase to Transaction Consideration, the payment by Buyer by wire transfer of immediately available funds to the Stockholder to the Closing Account or, in lieu of the Closing Account, such other account designated in writing by Stockholder to Buyer.

2.4           Tax Savings Payments.

(a)           The Parties agree that the Company will deduct all Accrued Compensatory Payments on its federal tax return for the Tax period ending on the Closing Date, and that all Unaccrued Compensatory Payments will be deducted on the federal Tax Return that includes the Subsidiary, or any successor, for the taxable period in which such Unaccrued Compensatory Payments accrue.

(b)           The Tax Savings Payment in respect of each Post-Closing Tax Period shall equal the product of (i) forty percent (40%), times (ii) the sum of any Unaccrued Compensatory Payments and Pre-Closing Tax Period NOL’s that are used, or could be used, to reduce Income Tax for Buyer or any Affiliate of Buyer in such Post-Closing Tax Period; provided, however, that the aggregate amount of the Tax Savings Payments required to be paid hereunder shall not exceed the product of forty percent (40%) times the Compensatory Payments.

(c)           The Tax Savings Payment for each Post-Closing Tax Period shall be paid by Buyer by wire transfer of immediately available funds to the Stockholder to the Closing Account within five (5) Business Days of the filing of the federal income Tax Return for such Post-Closing Tax Period.

2.5           LTIP Escrow.  The Stockholder shall deliver to the Escrow Agent at Closing an amount equal to Zero Dollars ($0.00) in immediately available funds (the “LTIP Escrow Amount”) to be held in escrow and retained therein in accordance with the terms of the Escrow Agreement which shall solely be available for claims pursuant to Section 9.3, with any balance thereof remaining to be distributed to the Stockholder in accordance with the terms of the Escrow Agreement.

ARTICLE IIIA
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows:

3.1           Organization and Qualification.  Each of the Company and the Subsidiary (i) is a corporation or limited liability company, as applicable, duly incorporated, validly existing and in good standing under the Laws of the State of its organization, (ii) has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its assets and conduct its business as they are now being operated and conducted, and (iii) is in good standing and is duly qualified to conduct business as a foreign entity under the Laws of the jurisdictions listed on Schedule 3.1, which are all the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, except for any jurisdiction where the failure to be qualified would not have a Material Adverse Effect.  The Company has made available to Buyer copies of the Organizational Documents of the Company and the Subsidiary, and such copies are true and complete as of the date hereof.

3.2           Authorization; Enforceability.  The execution, delivery, and performance by the Company of this Agreement and the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party.  This Agreement has been duly and validly executed and delivered by the Company, and the Other Agreements to which it is a party will be duly executed and delivered by the Company at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

3.3           No Violation.  Except as otherwise provided in Schedule 3.3 hereto, neither the execution and delivery of this Agreement or the Other Agreements to which the Company is a party, nor the performance by the Company of the transactions contemplated hereby or thereby (with or without notice or lapse of time or both) will (a) constitute a default under the Organizational Documents of the Company, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any Material Contract or Company Intellectual Property Agreement, except, in either case, as would not have a Material Adverse Effect, (c) result in the creation of, or give any third party the right to create, any Lien upon any assets or properties of the Company, or (d) conflict with or violate any material Laws applicable to the Company, except as would not have a Material Adverse Effect.

3.4           Subsidiaries.  Except for the Subsidiary and as otherwise set forth on Schedule 3.4, the Company owns no equity securities or other ownership interest of any other Person or any right to acquire the same of any other Person.  There are no subsidiaries of the Company other than the Subsidiary.  The authorized and outstanding shares of capital stock or membership interests, as applicable, of the Subsidiary are set forth on Schedule 3.4.  All outstanding shares of capital stock or membership interests, as applicable, of the Subsidiary have been duly authorized and validly issued and, if applicable, are fully paid and nonassessable.  The holders set forth on

Schedule 3.4 are the record holders of all of the shares of capital stock or membership interests, as applicable, of the Subsidiary, free and clear of any Liens thereto (other than any Liens that will be released upon the Closing).  Except as set forth on Schedule 3.4, there are no outstanding options, warrants, calls, subscriptions or other rights to acquire from the Subsidiary any capital stock or other securities of the Subsidiary.

3.5           Capitalization.  As of the date of this Agreement, the authorized capital stock of the Company consists of: 1,000 shares of Common Stock, par value $0.01 per share, of which 1,000 shares are issued.  As of the Closing Date, the Stockholder will be the record holder of the issued and outstanding shares of Common Stock.  Except as otherwise set forth on Schedule 3.5, all outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights, rights of first refusal, or similar restrictions on transfer.  Except as set forth in this Section 3.5, as of the Closing Date there will be no outstanding (i) shares of capital stock or other securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, or (iii) options, warrants, calls subscriptions or other rights to acquire from the Company any capital stock or other securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”), and there will be no outstanding obligations of the Company, actual or contingent, to issue, transfer, sell or deliver or to repurchase, redeem or otherwise acquire any Company Securities.  Except as disclosed on Schedule 3.5 hereto, there are no voting trusts or other agreements or understandings to which the Company or the Stockholder is a party with respect to the voting of capital stock of the Company.

3.6           Financial Statements.  Attached hereto as Schedule 3.6 are copies of: (a) the audited consolidated balance sheet of the Stockholder, Company and the Subsidiary as at December 31, 2010 (the “Latest Audited Balance Sheet”), and the related audited consolidated statements of income and cash flow of the Stockholder, Company and the Subsidiary for the fiscal year ended December 31, 2010 (collectively, the “Audited Financial Statements”); and (b) the unaudited consolidated balance sheet of the Stockholder, Company and the Subsidiary as at February 28, 2011 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of income and cash flow of the Stockholder, Company and the Subsidiary for the two (2) month fiscal period then ended (collectively, the “Unaudited Financial Statements”).  The Audited Financial Statements and the Unaudited Financial Statements are herein sometimes collectively referred to as the “Financial Statements.”  Except as set forth on Schedule 3.6, each of the Financial Statements fairly presents in all material respects the financial condition of the Stockholder, Company and the Subsidiary on a consolidated basis as of its respective date, and the consolidated results of operations of the Stockholder, Company and the Subsidiary for the periods related thereto in accordance with GAAP, except in the case of the Unaudited Financial Statements for the absence of footnote disclosure and year-end adjustments.  Except as set forth in Schedule 3.6, the Company and the Subsidiary do not have any indebtedness for borrowed money or Liens (other than Permitted Liens).  All such indebtedness and Liens shall be paid off in full or released, as applicable, prior to or concurrent with the Closing.

3.7           Taxes.  Except as set forth on Schedule 3.7:

(a)           The Company and the Subsidiary have timely filed, or have timely filed for extensions to file, all federal Income Tax and other material Tax Returns required to be filed thereby through the date hereof.  Such Tax Returns are true, correct and complete in all material respects and any Taxes due and owing by the Company and the Subsidiary (whether or not shown on any Tax Return) have been timely paid.  There are no Liens for Taxes (other than Taxes not due and payable) upon any of the assets of the Company or the Subsidiary.  The Company and the Subsidiary have withheld, collected and paid over to the appropriate Governmental Authorities or are properly holding for such payment all Taxes required by Law to be withheld or collected.

(b)           There is no material dispute or claim concerning any Tax liability of the Company or the Subsidiary either (i) claimed or raised by any Governmental Authority in writing or (ii) to the Company’s Knowledge.

(c)           The Company and the Subsidiary will not file Tax Returns in any other jurisdiction other than where filed for year ending December 31, 2009, and no Tax Returns have been audited or are currently subject to an audit.  The Company has delivered to Buyer correct and complete copies of all federal and state Income Tax Returns, filed by the Company since January 1, 2007, and all examination reports, and statements of deficiencies assessed against, or agreed to by the Company and the Subsidiary, since January 1, 2007.  Neither the Company nor the Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           Neither the Company nor the Subsidiary is or was a member of a Controlled Group or an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) (other than any such group of which the Company is the common parent) filing a consolidated Federal income Tax return, nor does the Company or the Subsidiary have any liability for the Taxes of any Person (other than the Company and the Subsidiary) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

(e)           The unpaid Taxes of Company and the Subsidiary (i) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes) set forth on the face of the Latest Balance Sheet and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with past practices of the Company and the Subsidiary in filing their Tax Returns.

(f)            Neither the Company nor the Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting for a taxable period ending on or prior to the date hereof;

(ii)           “closing agreement” as described in Code §7121 (or any corresponding or similar provisions of state and local Tax law) executed on or prior to the date hereof;

(iii)          intercompany transactions, deferred intercompany gains, or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provisions of state and local Tax law) executed on or prior to the date hereof;

(iv)          installment sale or open transaction disposition made on or prior to the date hereof; or

(v)           prepaid amount received on or prior to the date hereof.

(g)           Neither the Company nor the Subsidiary has had a change of ownership under Code §382 during any Pre-Closing Tax Period, other than any change in ownership resulting from the transactions contemplated herein.

(h)           The representations and warranties in this Section 3.7 are the exclusive representations and warranties in this Agreement concerning Taxes, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to the subject matter set forth in this Section 3.7.

3.8           Material Contracts.  Except for the Employee Plans or as set forth on Schedule 3.8, as of the date hereof, neither the Company nor its Subsidiary is a party to or bound by any material Contract in effect on the date hereof of a type described below (such Contracts that are required to be listed on Schedule 3.8, are herein referred to as the “Material Contracts”):

(a)           any consulting agreement or employment agreement that provides for annual compensation exceeding $75,000 per year and cannot be terminated by the Company or its Subsidiary without penalty on notice of thirty (30) days or less, and any collective bargaining arrangement with any labor union and any such agreements currently in negotiation or proposed;

(b)           any Contract providing for the payment of any salary, bonus or commission based on sales or earnings;

(c)           any Contract (or Company policy) that provides for payment of any severance or termination pay;

(d)           any Contract for capital expenditures or the acquisition of fixed assets in excess of $35,000;

(e)           any Contract for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments (not including any payments that might be due after renewal of any such Contract) in excess of $75,000 per year;

(f)            any Contract that restricts the right of the Company or its Subsidiary to engage in any line of business or compete with any Person;

(g)           any Leases;

(h)           any Contract relating to the acquisition or disposition of an interest in any business or property of the Company with a value in excess of $50,000, except for sales of obsolete assets in the ordinary course of business;

(i)            any Contract with an Affiliate or immediate family member of a Person who is an Affiliate, other than an Employee Plan;

(j)            any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

(k)           any Contract granting any Person a Lien on all or any material portion of the assets of the Company or its Subsidiary, taken as a whole, other than Permitted Liens and Liens which will be released at the Closing;

(l)            any Contract under which the Company or its Subsidiary has granted or received a material license or sublicense or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $50,000, other than licenses and/or maintenance and support payments for commercially available software and not including any payments that might be due after renewal of any such Contract;

(m)          any Contract with a customer that accounted for more than $50,000 in revenue in 2009 or 2010 (a “Material Customer”);

(n)           any Contract with a customer that (i) does not contain any limitations on the liability of the Company or its Subsidiary, as the case may be, (ii) provides for guaranteed or most favored pricing or (iii) obligates the Company to adhere to security protocols specified by the customer;

(o)           any Contract (other than those described in subsections (a) through (n) of this Section 3.8) to which the Company is a party or by which its properties or assets are bound involving either individually or in conjunction with other Contracts with the same Person, and in connection with the same matter, an annual commitment or annual payment to or from the Company of more than $50,000.

The Company has made available to Buyer a true and complete copy of each written Material Contract.  Except as set forth on Schedule 3.8, each Material Contract is in full force and effect, and represents a valid and binding obligation of the Company or the Subsidiary (as applicable), enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

There is no default or breach of any Material Contract by the Company or the Subsidiary, as applicable, or, to the Company’s Knowledge, any other party, in any such case that would have a Material Adverse Effect. Except as set forth on Schedule 3.8, the consummation of the transactions contemplated by this Agreement will not under the terms of any Material Contract, after taking into account the course of dealings between the parties, result in termination of or give another party the right to terminate such Material Contract, nor will it result in the Company’s forfeiture of any right under a Material Contract or impose any penalty or any other liability upon the Company under any Material Contract.

3.9           Real Property.

(a)           Neither the Company nor the Subsidiary owns any real property.

(b)           Schedule 3.9(b) sets forth a list of all real property leased by the Company or the Subsidiary (the “Leased Property”) and a true and complete list of all written leases or rental arrangements (individually, a “Lease” and collectively, the “Leases”) for each such Leased Property (including the date and name of the parties to each Lease).  The Company has made available to Buyer a true and complete copy of each Lease (including all extensions, amendments and other modifications thereto).

(c)           Except as set forth on Schedule 3.9(c), the Leased Property constitutes all real properties currently used or occupied by the Company and the Subsidiary in connection with the Business.  The consummation of the transactions contemplated by this Agreement will not under the terms of any Lease, after taking into account the course of dealings between the parties, cause the Company to lose access to any of the Leased Property after the Closing.

(d)           With respect to the Leased Property, except as reflected on Schedule 3.9(d):

(i)            The Company and the Subsidiary are in exclusive possession thereof and of, to the Company’s Knowledge, all material licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the Business thereon; and

(ii)           Neither the Company nor the Subsidiary is a lessor under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which such Person has granted to any other Person the right to use or occupy all or any portion of the Leased Property.

3.10         Personal Property.  Except as set forth on Schedule 3.10 or disposed of in the ordinary course of business, the Company and the Subsidiary have good title to all material items of tangible personal property reflected on the Latest Balance Sheet as owned or leased by the Company and the Subsidiary, free and clear of any Liens other than Permitted Liens.

3.11         Litigation.  Except as set forth on Schedule 3.11, there are no, and in the past three (3) years have been no, suits, actions, arbitrations, proceedings, or to the Company’s Knowledge investigations or claims, pending or, to the Company’s Knowledge, Threatened, against the Company or the Subsidiary, nor in the past three (3) years has the Company or the Subsidiary been subject to, or is the Company or the Subsidiary currently subject to, any judgment, order or decree of any court or Governmental Authority.

3.12         Compliance with Applicable Laws.  Except as set forth or referred to on Schedule 3.12 and except where any such violation or failure to comply would not have a Material Adverse Effect, in the past three (3) years, the Company and the Subsidiary have complied with all Laws applicable thereto.  Neither the Company nor the Subsidiary has received written notice of any alleged or actual violation of any applicable Law.

3.13         Intellectual Property.

(a)           Schedule 3.13(a) sets forth a list of all (i) Trademarks and Trademark registrations and pending registration applications, and Internet domain name registrations, (ii) Patents and pending Patent applications, and (iii) Company Owned Software Products, copyright registrations and pending registration applications, in each case, which are material to the operation of the Business as it is currently conducted and are owned or used by the Company or the Subsidiary (“Listed IP”), including, to the extent applicable, the registration or application number for each item and the jurisdiction in which the item has been registered or applied for.  All renewal and maintenance filings and fees in respect of the Listed IP that are due prior to the Closing Date (if applicable) have been made or paid, and to the Company’s Knowledge, all registrations therefor are valid and enforceable.  The Company Owned Software Products listed in Schedule 3.13(a) constitute all such Company Owned Software Products necessary to operate the Business of the Company and the Subsidiary as such Business is currently conducted.

(b)           Except as set forth on Schedule 3.13(b), (i) each item of Intellectual Property owned by the Company or the Subsidiary or used or held for use by the Company or the Subsidiary pursuant to a Company Intellectual Property Agreement (“Company Intellectual Property”) will, immediately subsequent to the Closing Date, continue to be owned and/or usable by the Company or the Subsidiary on terms which are identical to those pursuant to which the Company or Subsidiary, immediately prior to the Closing Date, owns and/or has the right to use such item; and (ii) no Person is entitled to any royalty, fee and/or other payment or other consideration of whatever nature with respect to the Company Intellectual Property.  The Company Intellectual Property constitutes all Intellectual Property necessary to operate the Business of the Company and the Subsidiary as such Business is currently conducted.  The Company owns and has possession of all such technical documentation and software tools (including by way of example and not limitation, all source code, compilers, system documentation, statements of principles of operation and schematics, as applicable) for each of the Company Owned Software Products as is necessary and sufficient for the continued effective use, further development, and maintenance of the latest version of each such software product.

(c)           Except as set forth on Schedule 3.13(c) and except for Company Intellectual Property utilized pursuant to In-Licensed IP Agreements and Intellectual Property which is in the public domain, the Company or the Subsidiary is the sole and exclusive owner, with all right, title and interest in and to the Company Intellectual Property (including Company Owned Software Products), free and clear of any Liens other than Permitted Liens.  All Company Intellectual Property wholly owned by the Company or the Subsidiary is herein referred to as “Company Owned Intellectual Property.”  Schedule 3.13(c) sets forth a list of all Company Owned Intellectual Property (other than the Listed IP) that is material to the operation of the Business of the Company and the Subsidiary as it is currently conducted.  No Company Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part.

(d)           Except as set forth on Schedule 3.13(d), all current employees, contractors, agents, consultants, other service providers and contractors of the Company, and to the Company’s Knowledge all former employees, contractors, agents, consultants, other service providers and contractors of the Company, who have contributed to or participated in the conception or development of Company Owned Intellectual Property have assigned or otherwise transferred to the Company or the Subsidiary any and all ownership rights of such person in such Company Owned Intellectual Property.

(e)           Except as set forth on Schedule 3.13(e), (i) each Company Intellectual Property Agreement is in full force and effect and there is no default or breach thereunder by the Company or the Subsidiary, as applicable, or, to the Company’s Knowledge, any other party, in any such case that would have a Material Adverse Effect; (ii) the Company has not incorporated any third party software (including, without limitation, software that is, in whole or in part, subject to an Excluded License or which incorporates any material that is subject to an Excluded License) into the Company Owned Software Products; and (iii) no Out-Licensed IP Agreement or other Contract to which the Company or the Subsidiary is a party grants any Person an exclusive license to, partial or complete ownership of, or otherwise restricts the Company’s or the Subsidiary’s right to freely use, develop and distribute, Company Owned Intellectual Property, nor, except as set forth on Schedule 3.13(e) has the Company or the Subsidiary granted or assigned any interest in any Company Intellectual Property (other than nonexclusive licenses entered into in the ordinary course) to any Person.  The Company has delivered true, correct and complete copies of all Company Intellectual Property Agreements to Buyer.

(f)            The Company and the Subsidiary have not infringed, misappropriated or otherwise violated, and are not now infringing, misappropriating or violating, the Intellectual Property (other than Patents and Trademarks) of any third party; (ii) to the Company’s Knowledge, the Company and the Subsidiary have not infringed, misappropriated or otherwise violated, and are not now infringing, misappropriating or violating, the Patents or Trademarks of any third party; (iii) there is no claim pending or Threatened against the Company or the Subsidiary with respect to the alleged infringement, misappropriation or violation by the Company or the Subsidiary of the Intellectual Property of any third parties; and (iii) to the Company’s Knowledge, no third party is infringing, misappropriating or violating any Company Owned Intellectual Property and no claim against a third party with respect to the alleged infringement, misappropriation or violation of any Company Owned Intellectual Property is currently pending or Threatened.

(g)           No Company Owned Intellectual Property or, to the Company’s Knowledge, any other Company Intellectual Property, is subject to any outstanding judgment, consent, stipulation, injunction, order or decree restricting in any manner the ownership, use or licensing thereof.

(h)           Except as set forth on Schedule 3.13(h), (i) neither the Company nor the Subsidiary have entered into any agreement to indemnify and/or hold harmless any other Person from or against any cause of action, charge or other claim of infringement of any Company Intellectual Property other than pursuant to a Company Intellectual Property Agreement; (ii) neither the Company nor the Subsidiary have entered into any agreement granting any third party the right to bring infringement actions, or otherwise to enforce rights with respect to any Company Intellectual Property; and (iii) the Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Company Owned Intellectual Property.

(i)            The Company has taken reasonable actions to maintain and protect the Company Owned Intellectual Property, including, without limitation, (i) entering into confidentiality and non-disclosure agreements and (ii) using other reasonable measures to maintain the secrecy of any Trade Secrets (including any Trade Secrets embodied in the Company Owned Software Products).

(j)            The representations and warranties in this Section 3.13 are the exclusive representations and warranties in this Agreement concerning intellectual property matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to intellectual property matters and/or the subject matter set forth in this Section 3.13.

3.14         Governmental Approvals and Filings.  Except as required by the HSR Act, no material Consent with, or notice to, any Governmental Authority is required to be obtained or delivered by the Company in connection with the execution, delivery and performance of this Agreement by the Company.

3.15         Absence of Certain Changes.  Except as set forth on Schedule 3.15 and except as required or contemplated by this Agreement, since the date of the Latest Balance Sheet, the Business of the Company and the Subsidiary has been conducted, in all material respects, only in the ordinary and usual course consistent with past practice, and there has not been any:

(a)           incident of damage, destruction or loss of any property owned by the Company or the Subsidiary, whether or not covered by insurance, having a replacement cost or fair market value in excess of $10,000;

(b)           voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by the Company or the Subsidiary of any right, power, claim, debt, asset (including accounts receivable) or property (having a replacement cost or fair market value in excess of $10,000 in the aggregate), except in the ordinary course of business consistent with past custom and practices;

(c)           material loan or advance by the Company or the Subsidiary to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practices;

(d)           declaration, setting aside, or payment of any dividend or other distribution in respect of the Company’s equity interests or any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Company;

(e)           issuance by the Company or the Subsidiary of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

(f)            action or inaction permitting property or assets of the Company or the Subsidiary to be subjected to any Lien, except for (i) Liens for current Taxes not yet due and payable; and (ii) Permitted Liens;

(g)           change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Company or the Subsidiary;

(h)           other than capital expenditures included in the latest budget prepared for the Company and the Subsidiary (the “Latest Budget”), a true and correct copy of which has been made available to Buyer, capital expenditures or commitments therefor by the Company or the Subsidiary in excess of $20,000 individually or $100,000 in the aggregate;

(i)            entry into or consummation of any transaction involving the acquisition of stock, assets, property or business of any Person other than (i) purchase of inventory in the ordinary course of business consistent with past practices, or (ii) to the extent included in the Latest Budget;

(j)            adoption, amendment or termination of any Employee Plan or increase in the benefits provided under any Employee Plan, or payment of any bonus, severance, incentive or profit sharing payments in each case except (i) in the ordinary course of business consistent with past practices, (ii) as required by applicable Law or Contract, (iii) as required to maintain tax qualified status or as necessary to avoid the creation of any liability under Section 409A of the Code, or (iv) to the extent included in the Latest Budget;

(k)           material increase in the base salary or bonus opportunity of any employee of the Company or the Subsidiary earning $150,000 or more per year, except in the ordinary course of business consistent with past practice or to the extent included in the Latest Budget

(l)            written or oral agreement entered into by the Company or the Subsidiary committing it to take any action described in this Section 3.15.

3.16         Insurance Policies.

(a)           The Company has made available to Buyer correct and complete copies of all insurance policies, including without limitation, general liability policies, product liability, comprehensive general liability and umbrella insurance policies, if any, maintained as of the date hereof by the Company and the Subsidiary other than insurance policies that are part of an Employee Plan (the “Insurance Policies”), together with descriptions of “self-insurance” programs.  All Insurance Policies are in full force and effect and all premiums that are due as of the Closing Date with respect thereto have been timely paid.  Neither the Company nor the Subsidiary has failed to give any notice or present any claim arising from an incident occurring any time during the three (3) year period prior to the Closing Date, under any Insurance Policy in due or timely fashion or as required thereby in a manner which would eventually be expected to jeopardize full recovery thereunder.  Except as set forth in Schedule 3.16, neither the Company nor the Subsidiary has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by the Company or the Subsidiary or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the three (3) year period prior to the date hereof.

(b)           Neither the Company nor the Subsidiary has filed an insurance claim in excess of Five Thousand Dollars ($5,000) with respect to any insurance policy at any time during the five (5) years prior to the Closing Date.

3.17         Licenses and Permits.  The Company and the Subsidiary possesses all Licenses and Permits necessary for the conduct of the Business, except as would not have a Material Adverse Effect, and neither the Company nor the Subsidiary has received notice that any such Person is in violation of any of the terms or conditions of any Licenses and Permits, except as would not have a Material Adverse Effect, or alleging the failure to hold or obtain any such Licenses and Permits.  Neither the Company nor the Subsidiary has received notice that any of the Licenses and Permits will not be renewed, and there are no proceedings pending to revoke or withdraw any such Licenses and Permits.

3.18         Employee Benefit Plans.

(a)           Schedule 3.18(a) lists:  (i) each “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, vacation pay, bonus program, service award, moving expense, deferred bonus plan, salary reduction agreement, severance agreement or plan, change-of-control agreement, employment agreement or consulting agreement, which in any case described in (i), (ii) or (iii) above, is sponsored or maintained by the Company or the Subsidiary for the benefit of their employees (“Employee Plan”).

(b)           The Company has made available to Buyer (to the extent applicable):  (i) a complete copy of each written Employee Plan as in effect on the date hereof; (ii) a copy of each trust agreement or other funding vehicle with respect to each such plan; (iii) a copy of the most recently received determination letter, or opinion letter, as applicable, with respect to each such plan that is intended to be qualified under Section 401(a) of the Code; and (iv) a copy of the most recent Form 5500 Annual Report for such plan.

(c)           Except as would not reasonably be expected to give rise to any material liability, whether direct or indirect, to the Company or the Subsidiary, each Employee Plan during the last three (3) years has been operated and administered in all material respects in compliance with its terms (except as otherwise required by Law), and all applicable requirements of ERISA and the Code.  With respect to each Employee Plan, to the Company’s Knowledge, no Person has entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code, which would reasonably be expected to result in material liability, either direct or indirect, to the Company or the Subsidiary.

(d)           None of the Company or the Subsidiary contributes to, has ever contributed to, or has within the last six (6) years been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, or has any liability with respect to any employee benefit plan: (i) subject to Section 412 of the Code, (ii) subject to Section 302 of ERISA, (iii) subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA, or (iv) constituting a voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code (a “Pension Plan”).  No Employee Plan provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar applicable state law).

(e)           Except as set forth on Schedule 3.18(e), none of the Company or the Subsidiary have any unfunded liabilities pursuant to any Employee Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan to any current or future retired employee or terminated employee.  Except as set forth on Schedule 3.18(e), each Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plans have been earned and vested on or prior to October 3, 2004 and such plans have not been materially modified since October 3, 2004.  The Company has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any

Person for any liability that results from the failure to comply with the requirements of section 409A of the Code.

(f)            With respect to each of the Employee Plans:

(i)            all payments required by any Employee Plan, any agreement, or by Law (including, without limitation, all contributions, insurance premiums, or intercompany charges) with respect to all periods through the Closing Date shall have been made prior to the Closing (on a pro rata basis where such payments are otherwise discretionary at year end) or provided for by the Company or the Subsidiary, by full accruals as if all targets required by such Employee Plan had been or will be met at maximum levels on its financial statements in accordance with GAAP;

(ii)           no claim, lawsuit, arbitration or other action has been Threatened, asserted, instituted, or anticipated against an Employee Plan (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciaries thereof, the Company, any ERISA affiliate, any director, officer, or employee thereof, in each case with respect to an Employee Plan, or any of the assets of any trust of an Employee Plan; and

(iii)          no Employee Plan is currently under audit or investigation by the IRS, Department of Labor, or any other Governmental Authority and there exists no state of facts which could reasonably be expected to give rise to any such audit or investigation, and no such completed audit in the past three (3) years, if any, has resulted in the imposition of any tax or penalty.

(g)           Except as set forth on Schedule 3.18(g), the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, bonus pay, retirement pay, incentive or other compensation, unemployment compensation, termination pay, or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of the Company (whether current, former, or retired) or their beneficiaries solely by reason of such transactions.  No payment that is owed or may become due to any director, officer, employee, or agent of the Company or the Subsidiary will be non-deductible to the Company or subject to tax under Section 280G or Section 4999 of the Code; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(h)           The representations and warranties in this Section 3.18 are the exclusive representations and warranties in this Agreement concerning employee benefits matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to the subject matter set forth in this Section 3.18.

3.19         Environmental Matters.

(a)           Except as set forth in Schedule 3.19(a), and except as would not have a Material Adverse Effect, (i) the Company and the Subsidiary have complied during the last five (5) years and are currently in compliance with the provisions of all applicable Environmental Laws, (ii) neither the Company nor the Subsidiary has released any Hazardous Materials into the environment at, on or from any real property owned, used or leased by the Company or the Subsidiary, and (iii) neither the Company nor the Subsidiary has affirmatively assumed liabilities relating to Hazardous Materials or Environmental Laws of any Person.

(b)           The representations and warranties in this Section 3.19 are the exclusive representations and warranties in this Agreement concerning environmental matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to the subject matter set forth in this Section 3.19.

3.20         Labor and Employment Matters.

(a)           Except as set forth on Schedule 3.20(a), in the past three years neither the Company nor the Subsidiary has experienced any material work stoppage, slowdown, labor dispute, allegation, charge, grievance or complaint of unfair labor practice; nor, to the Company’s Knowledge, is any such action Threatened against the Company or the Subsidiary.  Neither the Company nor the Subsidiary is a party to any collective bargaining agreement and, to the Company’s Knowledge, there is no organizational effort presently being made nor has been made in the past three (3) years on behalf of any labor union with respect to the employees of the Company or the Subsidiary.

(b)           Schedule 3.20(b)(i) contains a true and correct list of all current employees, officers and directors of the Company and the Subsidiary listing, for each such person, his or her: name, work location, date of hire, full-time or part-time status, exempt or non-exempt status as of March 21, 2011, job title as of January 1, 2011, annual base salary at March 21, 2011, 2010 annual base salary, 2010 overtime earnings (if applicable), 2010 premium pay (if applicable), bonus amount paid in calendar year 2010, bonus amount paid in calendar year 2011 (if any), total commission/incentive compensation amount paid in calendar year 2010, total commission/incentive compensation amount paid in calendar year 2011, change in control payment (if any), and any other fringe benefit or agreement to provide any other employment-related benefit that is not generally available to other similarly situated employees.  Schedule 3.20(b)(ii) contains a true and correct list for each of calendar years 2010 and 2011 (from January 1 to the Closing Date) of all former employees and officers of each of the Company and the Subsidiary, listing, for each such person, his or her: name, state of residency at termination, date of hire, full-time or part-time status, exempt or non-exempt status, date of termination, job title at termination, annual base salary at termination date, and for the calendar year in which each such person was terminated: base pay earnings, overtime amounts paid, shift pay paid, commission/incentive compensation paid, and bonus amount paid.

(c)           Except to the extent set forth on Schedule 3.20(c):

(i)            there is no pending or, the Company’s Knowledge, Threatened dispute with any current or former employee of the Company or the Subsidiary with respect to any salary, bonus, commission, other form of compensation, or benefit and, to the Company’s Knowledge, there is no reasonable basis for any such dispute;

(ii)           no director, officer, employee or consultant of the Company or the Subsidiary is subject to any contracts, written or unwritten, that specify a particular employment or service term, or limit the Company’s or Subsidiary’s right to terminate the employment or service relationship;

(iii)          there are no charges or complaints of discrimination pending or, to the Company’s Knowledge, Threatened, including, without limitation, any arbitration or court proceedings or proceedings before the Equal Employment Opportunity Commission or any state or local agency with respect to the Company or the Subsidiary;

(iv)          there are no worker’s compensations claims pending against the Company or the Subsidiary and, to the Company’s Knowledge, there is no reasonable basis for any such claim; and

(v)           except for compensation accrued and not yet payable, the Company and the Subsidiary will have paid all compensation currently due to their respective employees as of the Closing Date.  In the past three (3) years, no employee of the Company or the Subsidiary has made a claim for unpaid compensation or, to the Company’s Knowledge, Threatened to make such a claim.

(d)           To the Company’s Knowledge, neither the Company nor the Subsidiary has any material liability, whether absolute or contingent, including any obligations under any Employee Plan, with respect to any misclassification of any person performing services as an independent contractor rather than as an employee.  Neither the Company nor the Subsidiary has received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or the Subsidiary, and, to the Company’s Knowledge, no such investigation is pending or Threatened.

(e)           The representations and warranties in this Section 3.20 are the exclusive representations and warranties in this Agreement concerning labor matters, and no other representation or warranty contained in any other section of this Agreement shall be deemed to be made with respect to the subject matter set forth in this Section 3.20.

3.21         Brokers.  Except for any fees to be paid to Harris Williams & Co., no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Subsidiary.

3.22         Customers.  Schedule 3.22(i) sets forth a true and complete list of the Material Customers of the Company and the Subsidiary on a consolidated basis (by revenue for the 12-month period ending December 31, 2010).  Since September 30, 2010, no Material Customer has terminated or given written notice of a specific intent to terminate its relationship with the Company or the Subsidiary except to the extent such relationship was terminated in the ordinary course of business at the conclusion of a project for such Material Customer or such termination was for convenience (and not for any actual breach or default under any Contract).  The Company and the Subsidiary have not failed to cure any actual and material breach or default under any customer Contract with a Material Customer (each such uncured breach or default being referred to in this Agreement as a “Customer Defect”), other than Customer Defects which have been cured or are in the process of being remediated in the ordinary course of business and for which adequate financial reserves have been established by the Company and the Subsidiary as reflected on the Latest Balance Sheet, but in any event which do not exceed $500,000.  Schedule 3.22(ii) sets forth a true and complete list of each credit in an amount equal to or in excess of $5,000 given by the Company and the Subsidiary to the Material Customers of the Company and the Subsidiary during each of calendar year 2008, calendar year 2009, calendar year 2010 and during the period from January 1, 2011 through the date hereof, including reason(s) such credits were given, as well as a list of credits in an amount equal to or in excess of $5,000 given by the Company and the Subsidiary to non-Material Customers of the Company and the Subsidiary during such time period.  Schedule 3.22(iii) sets forth a true and complete list of any currently pending Material Complaint or Demand by a Material Customer.  For purposes of this Section 3.22, “Material Complaint or Demand” means any complaint or demand where a credit of $5,000 or greater (X) has been requested of the Company or the Subsidiary in writing; or (Y) is, to the Company’s Knowledge, reasonably likely to be given by the Company or the Subsidiary.

3.23         Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this ARTICLE IIIA, the Company makes no representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties (including, but not limited to, any relating to the future or historical financial condition, results or projections of operations, assets or liabilities of the Company or the Subsidiary) are hereby expressly disclaimed.

3.24         No Undisclosed Liabilities.  Except: (a) for liabilities and obligations set forth on the Latest Balance Sheet included in the Financial Statements; (b) for liabilities and obligations incurred in the ordinary course of the Business consistent with past practice; (c) for liabilities or obligations arising under any Material Contract to which either the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound (none of which result from, arise out of, or relate to any actual or Threatened (i) breach of contract, (ii) breach of warranty, (iii) tort claim, (iv) infringement, or (v) violation of law); or (d) as disclosed in Schedule 3.24, since the date of the Latest Balance Sheet, the Company has not incurred any liabilities, whether or not accrued, contingent or otherwise, related to the Business.

ARTICLE IIIB
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Buyer as follows:

3.1B        Organization.  The Stockholder is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware.

3.2B        Authorization; Enforceability.  The execution, delivery, and performance by the Stockholder of this Agreement and the Other Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Stockholder.  The Stockholder has the requisite limited liability company power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, to perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which it is a party.  This Agreement has been duly and validly executed and delivered by the Stockholder, and the Other Agreements to which it is a party will be duly executed and delivered by the Stockholder at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Stockholder, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

3.3B        No Violation.  Neither the execution and delivery of this Agreement or the Other Agreements to which the Stockholder is a party, nor the performance by the Stockholder of the transactions contemplated hereby or thereby (with or without notice or lapse of time or both) will (a) constitute a default under the Organizational Documents of the Stockholder, (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument to which the Stockholder is a party, except as would not have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement, or (c) conflict with or violate any material Laws applicable to the Stockholder, except as would not have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement.

3.4B        Litigation.  There are no suits, actions, proceedings, investigations, claims or orders pending, or to the Stockholder’s knowledge, Threatened, against the Stockholder nor is the Stockholder subject to any judgment, order or decree of any court or Governmental Authority which would seek to prevent any of the transactions contemplated by this Agreement.

3.5B        Governmental Approvals and Filings.  Except as required by the HSR Act, no material Consent with, or notice to, any Governmental Authority is required to be obtained or delivered by the Stockholder in connection with the execution, delivery and performance of this Agreement by the Stockholder.

3.6B        Brokers.  Except for any fees to be paid to Harris Williams & Co., no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholder.

3.7B        Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this ARTICLE IIIB, the Stockholder makes no representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties (including, but not limited to, any relating to the future or historical financial condition, results or projections of operations, assets or liabilities of the Company or the Subsidiary) are hereby expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant to the Company and the Stockholder as follows:

4.1           Organization and Standing  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri.

4.2           Authorization; Enforceability.  The execution, delivery, and performance by Buyer and Parent of this Agreement and the Other Agreements to which each is a party and the consummation of the transactions contemplated hereby and thereby (i) are within their corporate powers and (ii) have been duly authorized by all necessary corporate action on the part thereof.  Buyer and Parent have the requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements to which each is a party, to perform each of its obligations under this Agreement and the Other Agreements to which each is a party, and to consummate the transactions contemplated by this Agreement and the Other Agreements to which each is a party.  This Agreement has been duly and validly executed and delivered by each of Buyer and Parent, and the Other Agreements to which each is a party will be duly executed and delivered by Buyer and Parent at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of Buyer and Parent, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

4.3           No Violation.  Neither the execution and delivery of this Agreement or the Other Agreements to which Buyer or Parent is a party, nor the performance by them of the transactions contemplated hereby or thereby will (a) constitute a default under the Organizational Documents of Buyer or Parent, or (b) result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any material mortgage, loan, license, agreement, lease or other instrument or obligation to which Buyer or Parent is a party, or (c) conflict with or violate any Laws applicable to Buyer or Parent.

4.4           Financing.  At the Effective Time, Buyer will have sufficient funds, in cash, to pay the Transaction Consideration and any other amounts payable by Buyer under this Agreement, together with all fees and expenses of Buyer incurred in connection with the transactions contemplated by this Agreement, and to effect the transactions contemplated by this Agreement.  Upon the consummation of the transactions contemplated hereby, (i) neither Buyer nor the Company will be insolvent as defined in Section 101 of Title 11 of the United States Code, (ii) neither Buyer nor the Company will be left with unreasonably small capital, (iii) neither Buyer nor the Company will have incurred debts beyond its ability to pay such debts as they mature and (iv) neither the capital of Buyer nor the capital of the Company will be impaired.

4.5           Litigation.  There are no material suits, actions, proceedings, investigations, claims or orders pending, or to Buyer’s knowledge, Threatened, against Buyer or Parent, nor is Buyer or Parent subject to any judgment, order or decree of any court or Governmental Authority which would seek to prevent any of the transactions contemplated by this Agreement.

4.6           Governmental Approvals and Filings.  Except as required by the HSR Act, no material Consent with, or notice to, any Governmental Authority is required to be obtained or delivered by Buyer or Parent in connection with the execution, delivery and performance of this Agreement by Buyer or Parent.

4.7           Brokers.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Parent.

4.8           Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this ARTICLE IV, neither Buyer nor Parent makes any representation or warranty, written or oral, express or implied, at law or in equity, and any such other representations or warranties are hereby expressly disclaimed.

4.9           Due Diligence.  In connection with Buyer’s investment decision and in connection with the guaranty of Parent set forth in Section 11.17, each of the Buyer, Parent and/or their respective representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Subsidiary as desired.

4.10         No Other Representations.  Buyer and Parent acknowledge and agree that, except as expressly set forth in ARTICLE IIIA and ARTICLE IIIB, none of the Stockholder, the Company, the Subsidiary, any of their Affiliates or any director, manager, officer, employee, agent or representative of any of the foregoing has made or is making any representation or warranty whatsoever, express or implied, (i) with respect to the Stockholder, the Company or the Subsidiary, the Business or the transactions contemplated by this Agreement or (ii) as to the accuracy or completeness of any information regarding the Stockholder, the Company and the Subsidiary or the Business furnished or made available to Buyer and its representatives.  Without limiting the generality of the foregoing, none of the Stockholder, the Company, the Subsidiary, any of their Affiliates or any director, manager, officer, employee, agent or representative of any of the foregoing has made or is making any express or implied representation or warranty to Buyer or Parent with respect to: (a) any projections, estimates, forecasts or budgets heretofore delivered to or made available to Buyer or Parent of future revenues, expenses or expenditures or future results of operations; (b) except as expressly set forth in ARTICLE IIIA and ARTICLE IIIB, any other information or documents (financial or otherwise) made available to Buyer, any Affiliate thereof or their respective counsel, accountants or advisers, including in certain “data rooms,” management presentations, offering memoranda or in any other form in contemplation of the transactions contemplated by this Agreement and the Other Agreements; or (c) merchantability or fitness for a particular purpose.

ARTICLE V
COVENANTS OF THE COMPANY AND THE STOCKHOLDER

5.1           Conduct of Business.  Except as contemplated by this Agreement, as set forth on Schedule 5.1 or as otherwise consented to in writing by Buyer (which such consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company, covenants and agrees that:

(a)           Except for compensation increases or the introduction of new or modifications to employee benefit arrangements in the ordinary course of business consistent with past practice, and except as may be required by Law or Contract, the Company shall not

(and shall cause the Subsidiary to not) (i) materially increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) enter into any material employment, severance, consulting, incentive, or other compensation agreement with any of its existing employees, or (iii) amend or enter into a new Employee Plan.

(b)           The Company shall (and shall cause the Subsidiary to) use Reasonable Efforts to conduct the Business in all material respects according to its ordinary course of business in substantially the same manner as heretofore conducted, consistent with past practices.

(c)           The Company shall not (and shall cause the Subsidiary to not) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of (i) any equity interests, (ii) any securities convertible into equity interests, or (iii) any rights, warrants, calls, subscriptions or options to acquire equity interests.

(d)           The Company shall not (and shall cause the Subsidiary to not) amend any of its Organizational Documents.

(e)           The Company shall not (and shall cause the Subsidiary to not) sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets other than in the ordinary course of business.

(f)            The Company shall not (and shall cause the Subsidiary to not) incur any indebtedness for borrowed money except in the ordinary course of business, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others.

5.2           Filings; Consents; Etc.

Each of the Stockholder and the Company shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.  Without limiting the generality of the foregoing, each of the Stockholder and the Company shall give all material notices, make all material required filings with or applications to Governmental Authorities, and use Reasonable Efforts to obtain all material Consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby.  In addition, each of the Stockholder and the Company agrees to use Reasonable Efforts to cooperate with Buyer in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) cause the conditions set forth in Section 7.1 and Section 7.2 to be satisfied and to consummate the transactions contemplated hereby.  Notwithstanding the foregoing, in no event shall the provisions of this Section 5.2 require either of the Stockholder or the Company to expend any funds in, or otherwise in connection with, the giving of notices, the making of filings with or applications to Governmental Authorities or the obtaining of material Consents, except as provided below in Section 11.5(c) with respect to HSR Filing Fees.

5.3           No Solicitation.  From and after the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Stockholder will not, and will not permit its officers, employees or representatives to, and the Company will not, and will not permit the Subsidiary or its or their directors, officers, employees or representatives to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposals, (ii) engage in negotiations concerning, or provide any non-public information to any Person in connection with, any Acquisition Proposal, or (iii) agree to or approve any Acquisition Proposal.  As used herein, the term “Acquisition Proposal” shall mean any proposal relating to a possible (A) merger, consolidation or similar transaction involving the Company or the Subsidiary, (B) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Subsidiary representing, in the aggregate, 50% or more of the assets of the Company and its Subsidiary on a consolidated basis, (C) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 50% or more of the votes attached to the outstanding securities of the Company or the Subsidiary, (D) liquidation, dissolution, or other similar type of transaction with respect to the Company or the Subsidiary, or (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Sale or the other transactions contemplated hereby.  The Company and the Stockholder will immediately cease any and all existing activities or negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.4           Schedules Update.  Prior to the Closing, each of the Stockholder and the Company may supplement or amend the Schedules to this Agreement if it becomes aware of any matter heretofore existing or hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or that is otherwise necessary to correct any information in such Schedules that has been rendered inaccurate thereby.  For purposes of determining satisfaction of the conditions set forth in Section 7.2(a), the Schedules delivered by the Stockholder and the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however, if Buyer closes the transactions contemplated hereby, Buyer will be deemed to have accepted the Schedules, as supplemented and amended pursuant to this Section 5.4, and accordingly no Buyer Indemnified Party shall be entitled to indemnification pursuant to ARTICLE X for any breaches of representations, warranties and covenants of this Agreement that otherwise would have existed but for the information disclosed pursuant to any such supplements or amendments to the Schedules.

5.5           Regulatory Filings.  Each of the Stockholder and the Company shall (a) make any filings required of it or any of its Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby within one (1) Business Day following the date hereof and shall request a waiver of any applicable waiting period in such filings, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with Buyer in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or such transaction.  Each of the Stockholder and the Company shall promptly inform Buyer of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.  Buyer shall be responsible for one half of all filing fees payable in connection with the filings described in this Section 5.5 including, but not limited to, the filing fees payable pursuant to the HSR Act or any other antitrust Law (the “HSR Filing Fees”).

5.6           Reasonable Access.  From the date of this Agreement until the Closing or the earlier termination of this Agreement, and subject to applicable Law, the Company shall give Buyer and its representatives, upon reasonable advance notice, reasonable access, during normal business hours, to the assets, properties, books, records, agreements and senior management of the Company and the Subsidiary, and the Company shall permit Buyer to make such inspections (but excluding environmental sampling or testing without the Company’s prior written consent) as Buyer may reasonably require and to make available to Buyer during such period all such information relating to the Company and the Subsidiary as Buyer may from time to time reasonably request.

5.7           Confidentiality.  Any information regarding Buyer or Parent provided to or obtained by the Company, the Subsidiary, the Stockholder, or their respective representatives pursuant to this Agreement or in connection with the transactions contemplated hereby will be subject to the Confidentiality Agreement, dated as of January 4, 2011 entered into by Buyer, the Company and the Stockholder (the “Confidentiality Agreement”), and must be held by the Company, the Subsidiary, and the Stockholder in accordance with and be subject to the terms of the Confidentiality Agreement.  The Company, the Subsidiary and the Stockholder agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth in full herein, and such provisions are hereby incorporated herein by reference.

5.8           Tax Matters.  Unless otherwise required by Law, neither the Company nor the Subsidiary shall, without the prior written consent of Buyer, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or the Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or the

Subsidiary, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of increasing the Tax liability of the Company or the Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or the Subsidiary existing on the Closing Date.

5.9           Employment Agreements and Noncompetition Agreements.  On or prior to the date hereof, effective as of the Effective Time, the Company shall have caused (i) the individuals listed on Schedule 5.9(i) to enter into employment agreements with the Buyer or any of its Affiliates on such terms and conditions as are reasonably acceptable to the Buyer (the “Buyer Employment Agreements”) and (ii) the individuals listed on Schedule 5.9(ii) to enter into noncompetition agreements in favor of Buyer and any of its Affiliates on such terms and conditions as are reasonably acceptable to the Buyer (the “Buyer Noncompetition Agreements”).

5.10         Phantom Interest Bonus.  The Stockholder shall be responsible for the amounts of the Phantom Interest Bonus to which Kimothy Taylor becomes entitled under the terms of the Phantom Interest Bonus Agreement post-Closing (the “Post-Closing Amounts”).  Buyer shall be responsible to pay the amount of the Phantom Interest Bonus to which Kimothy Taylor becomes entitled under the terms of the Phantom Interest Bonus Agreement at (but not after) Closing, and shall cause such amount to be paid to Kimothy Taylor in accordance with Section 5.11 immediately after Closing.  Following the Closing, Buyer shall not, and shall cause the Subsidiary not to, terminate the Phantom Interest Bonus Agreement except where such termination is required by applicable law or regulation.

5.11         Closing Bonus and LTIP Payments.  The Company shall be responsible for the payment the first Business Day following the Closing of the Closing Bonus and LTIP Payments including all applicable employer payroll Taxes required to be paid by the Company or the Subsidiary in connection therewith.  On the Closing Date, the Company shall cause the Subsidiary (a) to order checks to the individuals and in the amounts specified on Schedule 5.11(a) (the “LTIP Participants”) who have signed acknowledgments and releases reasonably acceptable to the Company (the “LTIP Releases”) with respect to amounts owed to such LTIP Participants under the Subsidiary’s 2004 Long Term Incentive Plan and (b) to order checks in the amount of the Closing Mazares Bonus Amount to Gregory Mazares, in the amount of the Closing Taylor Bonus Amount to Kimothy Taylor, in the amount of the Closing Lieberman Bonus Amount to Keith Lieberman and to the participants in the Non-Executive Employee Bonus Plan the Closing Non-Executive Bonus Amounts to which they are entitled (such amounts as set forth on Schedule 5.11(b)), in each case less all applicable payroll and withholding taxes.

ARTICLE VI
COVENANTS OF BUYER

6.1           Filings; Consents; Etc.

Buyer shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, Buyer shall give all notices, make all material required filings with or applications to Governmental Authorities, and use Reasonable Efforts to obtain all material Consents of all third parties, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated hereby.  In addition, Buyer agrees to use Reasonable Efforts to cooperate with the Stockholder and the Company in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (b) to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied and to consummate the transactions contemplated herein.

6.2           Director and Officer Liability and Indemnification.

(a)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Buyer and the Company shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by applicable Law, each person who was or is or becomes, or is Threatened to be made, a party to or witness or other participant in, or was or is or becomes obligated to furnish or furnishes documents in response to a subpoena or otherwise in connection with any Threatened, pending or completed claim, action, suit, proceeding, arbitration or alternative dispute resolution mechanism, investigation, inquiry, administrative hearing, appeal or any other actual, Threatened or completed proceeding, whether brought in the right of a Covered Party (as defined below) or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative, arbitrative or investigative nature (each, an “Indemnification Event”) by reason of the fact that such person is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or the Subsidiary (the “Covered Parties”), from (x) any and all direct and indirect fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating, printing and binding costs, telephone charges, postage and delivery service fees and all other disbursements or expenses of any type or nature whatsoever reasonably incurred by a Covered Party (including reasonable attorneys’ fees), and (y) any and all losses, claims, damages, liabilities, judgments, fines, penalties, settlement payments, awards and amounts of any type whatsoever incurred by such Covered Party in connection with or arising from any Indemnification Event arising out of or pertaining to the fact that the Covered Party is or was an officer or director of the Company or the Subsidiary (including the taking of any action or the failure to take any action as a director or officer of the Company or the Subsidiary in connection with the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time.  Each Covered Party will be entitled, subject to applicable Law, to advancement of expenses incurred in the defense of or other participation in any such claim, action, suit, proceeding or investigation from each of Buyer and the Company within ten (10) Business Days of receipt by Buyer or the Company from the Covered Party of a request therefor; provided, however, that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)           From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Organizational Documents of the Company shall contain, and Buyer shall cause the Organizational Documents of the Company to so contain, provisions no less favorable to the Covered Parties with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company than are presently set forth in the Organizational Documents of the Company.  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Organizational Documents of the Subsidiary shall contain, and Buyer shall cause the Organizational Documents of the Subsidiary to so contain, provisions no less favorable to the Covered Parties with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of such Subsidiary than are presently set forth in the Organizational Documents of such Subsidiary.

(c)           In the event that Buyer or the Company or any of their respective successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its stock, properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Buyer or the Company, as the case may be, shall succeed to the obligations set forth in this Section 6.2.

(d)           At the Closing, the Company will purchase and fully pay for a “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy for a term of six (6) years after the Effective Date (a form of which is attached to this Agreement as Schedule 6.2(d)) (the “D&O Tail Policy”).  Until the sixth anniversary of the Effective Time, Buyer shall cause the Company (i) to maintain the D&O Tail Policy in full force and effect, (ii) not to amend or otherwise modify the D&O Tail Policy coverage or take any action that would result in the cancellation, termination, amendment or modification of the D&O Tail Policy and (iii) to continue to honor its obligations under the D&O Tail Policy coverage.

6.3           Regulatory Filing.  Buyer shall (a) make any filings required by Buyer or any of its Affiliates under the HSR Act and other antitrust Laws applicable to the transactions contemplated hereby within one (1) Business Day following the date hereof, and shall request a waiver of any applicable waiting period in such filings, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust Laws for additional information, documents, or other materials received by Buyer from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Stockholder and the Company in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust Laws with respect to any such filing or any such transaction.  Buyer shall use its (i) Reasonable Efforts to furnish to the Stockholder and the Company all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement and (ii) Reasonable Efforts to promptly obtain any clearance required under the HSR Act and any other antitrust laws for the consummation of the transactions contemplated by this Agreement and shall keep the Stockholder and the Company apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request.  Buyer agrees to make all Reasonable Efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement.  Buyer shall be responsible for one half of all filing fees payable in connection with the filings described in this Section 6.3 including, but not limited to, the HSR Filing Fees.

6.4           Post-Closing Access to Books and Records.  From and after the Closing, and so long as the Stockholder has provided Buyer with reasonable prior notice, Buyer shall, and shall cause the Company and its Subsidiary to, provide the Stockholder and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours (and without substantial disruption to the Company and its Subsidiary), to the books and records of the Company and its Subsidiary with respect to periods prior to and including the Closing Date in connection with (a) Buyer’s calculation of the Closing Date Balance Sheet and the Closing Schedule, (b) any Third Party Claim for which the Stockholder has any liability under this Agreement or otherwise or has assumed the defense thereof, (c) any claim against the Stockholder in connection with the Company or the Subsidiary, and (d) any other matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby, but only if access to such books and records is reasonably required. Buyer shall retain such books and records of the Company and its Subsidiary in accordance with Parent’s document retention policies in effect from time to time, and otherwise in accordance with applicable Law.  The Stockholder shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records. For purposes of clarity, in no event shall the foregoing be deemed to limit the Parties’ obligations set forth in Section 9.1(f) of this Agreement.

6.5           Contact with Employees, Customers and Other Business Relations; Confidentiality.

(a)           Prior to the Closing, Buyer shall contact and communicate with the employees, customers and vendors of the Company and its Subsidiary in connection with the transactions contemplated hereby only with the prior written consent of the Stockholder.

(b)           Any information provided to or obtained by Buyer or its representatives pursuant to this Agreement or in connection with the transactions contemplated hereby will be subject to the Confidentiality Agreement, and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.  Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth in full herein, and such provisions are hereby incorporated herein by reference.

ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING

7.1           Conditions Precedent to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, each of which may be waived, if at all, by a writing signed by all the Parties:

(a)           No Legal Prohibition.  No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court, arbitral body, or other Governmental Authority that would prohibit the consummation by a Party of the transactions contemplated hereby.

(b)           No Injunction.  No Party shall be prohibited by any order, ruling, consent, decree, judgment or injunction of a court, arbitral body, or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

(c)           HSR Act.  All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

7.2           Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Buyer:

(a)           Accuracy of Representations and Warranties; Performance of Covenants.  Except as expressly contemplated by this Agreement, the respective representations and warranties of the Stockholder and the Company contained in ARTICLE IIIA and ARTICLE IIIB shall be true and correct as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect or, in the case of the Stockholder, would not have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated hereby.  Each of the Stockholder and the Company shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing. Buyer shall receive at the Closing a certificate, dated as of the Closing Date from the Stockholder and the Company, certifying the fulfillment of the conditions set forth in this Section 7.2(a).

(b)           No Material Adverse Change.  No change, effect, event, occurrence, state of facts or development shall have occurred since the date of this Agreement that constitutes a Material Adverse Change.

(c)           Employment Agreements and Noncompetition Agreements.  None of the Buyer Employment Agreements or Buyer Noncompetition Agreements shall have been terminated by the individuals listed in Schedule 5.9(i) and 5.9(ii), respectively, other than as a result of an action or inaction of the Buyer.

7.3           Conditions Precedent to Obligations of the Stockholder.  The obligations of the Stockholder under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Stockholder:

(a)           Accuracy of Representations and Warranties; Performance of Covenants.  Except as expressly contemplated by this Agreement, the representations and warranties of Buyer and Parent contained in ARTICLE IV shall be true and correct as of the Closing with the same force and effect as though made on and as of the Closing, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.  Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.  The Stockholder and the Company shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of Buyer and an executive officer of Parent, certifying the fulfillment of the conditions set forth in this Section 7.3(a).

ARTICLE VIII
CLOSING

8.1           Deliveries by the Stockholder and the Company.  At the Closing, the Stockholder or the Company, as applicable, shall deliver or cause to be delivered to Buyer:

(a)           Certificate.  The certificate required by Section 7.2(a).

(b)           [Intentionally Deleted.]

(c)           Escrow Agreement.  The Escrow Agreement duly executed by the Stockholder and the Escrow Agent.

(d)           Payoff Letters.  A payoff letter from each lender set forth on Schedule 8.1(d) indicating that upon payment of a specified amount, such holder shall release its Liens and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code Termination Statements necessary to release of record its Liens and other security interest in, the assets and properties of the Company and the Subsidiary.

(e)           Consents.  The Consents set forth on Schedule 8.1(e).

(f)            Certificates of Incorporation and Formation. The certificate of incorporation of the Company and the certificate of formation of the Stockholder in each case certified by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date.

(g)           Good Standing Certificate. A certificate of good standing with respect to each of the Company and the Stockholder issued by the Secretary of State of the State of Delaware as of a date not more than ten (10) days prior to the Closing Date.

(h)           Company Secretary’s Certificate.  A certificate of the Secretary of the Company given on behalf of the Company, and not in an individual capacity, certifying as to (i) the bylaws of the Company; and (ii) resolutions duly adopted by the Board of Directors authorizing the execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated hereby.

(i)            Stockholder Secretary’s Certificate.  A certificate of the Secretary of the Stockholder given on behalf of the Stockholder, and not in an individual capacity, certifying as to resolutions duly adopted by the Managing Member of the Stockholder authorizing the execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the transactions contemplated hereby.

(j)            Resignations.  Resignations effective as of the Closing Date from such officers and directors of the Company and the Subsidiary as Buyer shall have requested in writing and delivered to the Company not less than five (5) days prior to the Closing Date.

(k)           Stock Certificates.  To the extent evidenced by certificates, the certificates (or lost share affidavits) representing the Stock duly endorsed for transfer.

(l)            Legal Opinion.  An opinion, dated the Closing Date, from Reed Smith LLP, counsel to the Company, substantially in the form attached hereto as Exhibit B.

(m)          Errors and Omissions Liability Insurance.  Evidence of a “tail” policy purchased by the Company for the Company’s existing errors and omissions liability insurance policy for a term of six (6) years after the Effective Date (a copy of which is attached to this Agreement as Schedule 8.1(m)) (the “E&O Tail Policy”), such policy which shall cover all claims made after the Effective Date for occurrences prior to the Effective Date.

(n)           LTIP Releases.  A LTIP Release signed by each of the individuals listed on Schedule 5.11 who is to receive amounts owed to him under the Subsidiary’s 2004 Long Term Incentive Plan at Closing.

(o)           Release from Kimothy Taylor.  A release signed by Kimothy Taylor with respect to the Company’s and the Subsidiary’s obligations under the Phantom Interest Bonus Agreement.

(p)           Employment Agreements and Noncompetition Agreements.  Buyer Employment Agreements signed by each of the individuals listed on Schedule 5.9(i) and Buyer Noncompetition Agreements signed by each of the individuals listed on Schedule 5.9(ii).

(q)           Corporate Records.  The original minute books and stock records of the Company and the Subsidiary (the “Corporate Records”) and all other books and records of the Company and the Subsidiary (the “Other Books and Records”) to the extent the Other Books and Records are not located at the business premises of the Subsidiary.

If the Closing occurs, all deliveries set forth in this Section 8.1 which have not been fully delivered as of the Closing shall be deemed to have been fully waived by Buyer (other than the delivery required in Section 8.1(k), the delivery of which, if waived, must be in writing signed by the Stockholder).

8.2           Deliveries by Buyer.  At the Closing, Buyer will deliver or cause to be delivered to the Stockholder, or, with respect to the Closing Transaction Consideration, to the Persons identified for receipt of such deliveries by Section 2.2(a):

(a)           Payment.  Payment of the Closing Transaction Consideration as provided in Section 2.2(a);

(b)           Buyer Certificate.  The certificate required by Section 7.3(a).

(c)           [Intentionally Deleted].

(d)           Escrow Agreement.  The Escrow Agreement duly executed by Buyer.

(e)           Certificate of Incorporation.  The certificate of incorporation of each of Buyer and Parent certified by the Secretary of State of its jurisdiction of organization as of a date not more than ten (10) days prior to the Closing Date.

(f)            Good Standing Certificate.  A certificate of good standing with respect to each of Buyer and Parent, issued by the Secretary of State of its jurisdictions of organization as of a date not more than ten (10) days prior to the Closing Date.

(g)           Secretary’s Certificates. A certificate of the Secretary of Buyer, given on behalf of Buyer, and not in an individual capacity, certifying as to (i) the bylaws of Buyer; and (ii) resolutions duly adopted by Buyer, authorizing the execution and delivery of this Agreement by Buyer and the performance by Buyer of the transactions contemplated hereby.

(h)           Parent’s Secretary’s Certificate.  A certificate of the Secretary of Parent, given on behalf of Parent, and not in an individual capacity certifying as to (i) the bylaws of Parent; and (ii) resolutions duly adopted by Parent, authorizing the execution and delivery of this Agreement by Parent and the performance by Parent of the transactions contemplated hereby.

(i)            Employment Agreements and Noncompetition Agreements.  Buyer Employment Agreements and Buyer Noncompetition Agreements signed by the Buyer or any of its Affiliates.

If the Closing occurs, all deliveries set forth in this Section 8.2 which have not been fully delivered as of the Closing shall be deemed to have been fully waived by the Stockholder (other than the delivery of the Closing Transaction Consideration, the delivery of which, if waived, must be in writing signed by the Stockholder).

ARTICLE IX
POST-CLOSING COVENANTS; TAXES

9.1           Tax Covenants.

(a)           No Section 338 Election.  The Parties agree that no election will be made under Section 338 of the Code (or any comparable provision of foreign, state or local Law) in respect of the transactions contemplated under this Agreement.

(b)           Straddle Period.  In the case of any Straddle Period, the amount of any Taxes (other than property Taxes) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or the Subsidiary holds a beneficial interest shall be deemed to terminate at such time).  Property Taxes for the Pre-Closing Tax Period shall be determined by multiplying the amount of the real estate tax assessment for such real property for the current year by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is 365.

(c)           Responsibility for Filing Tax Returns.

(i)            Buyer shall prepare and file or cause to be prepared and filed all Tax Returns for the Company and its Subsidiary (other than Income Tax Returns for taxable periods ending on or before the Closing Date) that are filed after the Closing Date. All such Tax Returns shall be prepared, and all elections with respect to such Tax Returns shall be made, in accordance with applicable Law and in a manner consistent with the prior practice of the Company and the Subsidiary to the extent in compliance with applicable Law. If any Tax Return described in the first sentence above relates to Income Taxes for any Straddle Period, Buyer shall permit the Stockholder to review and comment on each such Income Tax Return prior to filing such Income Tax Return and shall make such revisions to such Income Tax Returns as are reasonably requested by the Stockholder.

(ii)           The Stockholder shall prepare and file or cause to be prepared and filed all Income Tax Returns for the Company and its Subsidiary for taxable periods ending on or before the Closing Date that are filed after the Closing Date. The Stockholder shall permit Buyer to review and comment on each such Income Tax Return described in the preceding sentence prior to filing such Income Tax Return and shall make such revisions to such Income Tax Returns as are reasonably requested by Buyer.  The Stockholder shall pay, or cause to be paid, all Taxes with respect to such Income Tax Returns, including Pre-Closing Taxes.

(d)           Post-Closing Actions.  Neither Buyer nor any Affiliate (including, without limitation, the Company and the Subsidiary) of Buyer shall (i) file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or the Subsidiary for any periods (or portion thereof) ending on or before the Closing Date, or (ii) take any position before the Internal Revenue Service or file any Tax Return for a Post-Closing Tax Period that reports an amount that is inconsistent with the representation set forth in Section 3.7(g) or the calculation of the amount of Pre-Closing Tax Period NOL’s, as set forth on the income Tax Return for the final Pre-Closing Tax Period, without the prior written consent of the Stockholder, which the Stockholder will not withhold unreasonably.  The Stockholder shall be entitled to receive immediate payment from Buyer or any of its Affiliates (including, without limitation, the Company and the Subsidiary) of any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise), but excluding any tax receivables included in the calculation of the Closing Date Net Working Capital, with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date related to the Company and the Subsidiary, actually received by Buyer or any of its Affiliates (including, without limitation, the Company and the Subsidiary) as additional consideration in connection with the Sale.  The Buyer and its Affiliates shall cooperate with the Stockholder in obtaining any refund to which the Stockholder is entitled under this Section 9.1(d).  For the avoidance of doubt, Stockholder shall not receive a payment under this Section 9.1(d) to the extent that Stockholder has already been paid for such item under Section 2.4(c).

(e)           Cooperation and Records Retention.  The Stockholder and Buyer shall (i) each provide the other, and Buyer shall cause the Company and the Subsidiary to provide the Stockholder, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Buyer shall cause the Company and the Subsidiary to retain and provide the Stockholder with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Company for any period.  Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and the Stockholder shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Parties with a reasonable opportunity to review and copy the same.  Each Party shall bear its own expenses in complying with the foregoing provisions.

(f)            Tax Proceedings.  With respect to the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding involving Taxes that could result in an indemnification payment being made under Section 10.2(a) in connection therewith, each such matter shall be controlled by the Stockholder.  The Stockholder shall, however, promptly notify the Company or Buyer if, in connection with any such inquiry, examination, or proceeding, any Governmental Authority proposes in writing to make any assessment or adjustment with respect to Tax items of the Company or the Subsidiary, which assessments or adjustments could affect the Company or Buyer following the Closing, and shall consult with Buyer with respect to any such proposed assessment or adjustment and take such actions and positions as are reasonably requested by Buyer, so long as they are not materially detrimental to the Stockholder.  The Buyer shall notify the Stockholder in writing within ten (10) days after learning of any such inquiry, examination, or proceeding.  The Buyer shall cooperate with the Stockholder, as the Stockholder may reasonably request, in any such inquiry, examination or proceeding.

9.2           Nonsolicitation.

(a)           Nonsolicitation of Employees.  After the Closing and prior to the second (2nd) anniversary of the Closing Date, no Restricted Party will, directly or indirectly, solicit for employment any person employed by the Company or its Subsidiary, provided, that generalized advertisement of employment opportunities including in trade or industry publications (if not focused specifically on or directed in any way any such individual), hiring any individual who responds to such permitted solicitation or seeks employment on an unsolicited basis, and soliciting (or hiring) any individual who is no longer employed by the Company or its Subsidiary at the time of such solicitation or hiring shall not be deemed to cause a breach of Section 9.2(a).

(b)           Nonsolicitation of Customers.  After the Closing and prior to the second (2nd) anniversary of the Closing Date, each of those Persons listed on Schedule 9.2(b)(i) will not, directly or indirectly, intentionally induce any customer of the Company or the Subsidiary to cease or reduce doing business with the Company and the Subsidiary.  After the Closing and prior to the first (1st) anniversary of the Closing Date, each of those Persons listed on Schedule 9.2(b)(ii) will not, directly or indirectly, intentionally induce any of the customers of the Company or the Subsidiary listed on Schedule 9.2(b)(ii) to cease or reduce doing business with the Company and the Subsidiary in the field of electronic discovery business and related web hosting services (“eDiscovery Business”).

9.3           Post-Closing LTIP Payments.  In the event that any of the LTIP Participants who does not sign an LTIP Release as of the Closing Date seeks payment of amounts owed to him under the Subsidiary’s 2004 Long Term Incentive Plan after the Closing Date, the Buyer shall promptly notify the Stockholder and promptly cause the Subsidiary to pay such amounts (less any applicable withholding and payroll taxes required to be withheld from amounts payable by the Subsidiary) to such LTIP Participant (each such amount, a “Post-Closing LTIP Payment”) from the LTIP Escrow Amount upon receipt of such LTIP Participant’s signature of an acknowledgement and release substantially in the form attached hereto as Exhibit C.  The Buyer shall also cause the Subsidiary to promptly remit the applicable withholding and payroll taxes required to be withheld from each such amount payable by the Subsidiary, along with the applicable employer payroll taxes (collectively, the related “Post-Closing LTIP Withholding and Payroll Taxes”), which shall also be funded from the LTIP Escrow Amount, to the applicable governmental entity.  In the event that all LTIP Participants have signed an LTIP Release pre-Closing and/or, as applicable, an acknowledgement and release substantially in the form attached hereto as Exhibit C post-Closing and have been paid all amounts owed to them under the Subsidiary’s 2004 Long Term Incentive Plan, the Buyer shall promptly sign joint written instructions along with the Stockholder directing the Escrow Agent to release the balance of the LTIP Escrow Amount to the Stockholder.

ARTICLE X
INDEMNIFICATION

10.1         Survival of Representations, Warranties and Covenants.  All of the Stockholder’s and the Company’s representations and warranties set forth in this Agreement shall survive for a period ending on the eighteen (18) month anniversary of the Closing Date (other than the representations and warranties set forth in clauses (i) and (ii) of Section 3.1 (Organization and Qualification) and in Sections 3.2 (Authorization; Enforceability), 3.5 (Capitalization), and 3.7 (Taxes) of ARTICLE IIIA and those set forth in Sections 3.1B (Organization) and 3.2B (Authorization; Enforceability) of ARTICLE IIIB, and Section 9.1(c) (Responsibility for Filing Tax Returns), each of which shall survive indefinitely (each a “Fundamental Representation” and, collectively, the “Fundamental Representations”)).  Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice delivered prior to 5:00 P.M., Chicago time, on the last day of the applicable survival period, and if such written notice is properly delivered in accordance with the terms of this Agreement prior to such time, the survival period for such claim shall continue until such claim is fully resolved.  The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

10.2         Indemnification of Buyer Indemnified Parties.

(a)           From and after the Closing, subject to the limitations set forth in ARTICLE IX or this ARTICLE X, Buyer, Parent, and their directors, officers, managers, employees, agents, Affiliates, successors and assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) shall be indemnified and held harmless, solely from the Escrow Amount pursuant to the Escrow Agreement, from and against, any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, causes of action, assessments, losses, costs, settlement payments, defense costs, interest, awards, judgments, fines, penalties, damages or other charges and expenses (including reasonable attorneys’ fees) (hereinafter, a “Loss” or the “Losses”), sustained or incurred by any Buyer Indemnified Party, resulting from (i) any breach of a representation or warranty made in ARTICLE IIIA or ARTICLE IIIB of this Agreement, (ii) any breach of a covenant made by the Stockholder or the Company in this Agreement occurring prior to the Closing, or (iii) any breach of Section 9.2(b).  The Buyer Indemnified Parties also shall be indemnified and held harmless from and against any and all Losses sustained or incurred by any Buyer Indemnified Party resulting from any costs or other liability in connection with the payment and termination of the Subsidiary’s 2004 Long Term Incentive Plan (the “LTIP Liability”) and resulting from Stockholder’s failure to fulfill its obligations under the first sentence of Section 5.10 (“Phantom Liability”).  In addition, the Buyer

Indemnified Parties shall be indemnified and held harmless from and against any and all Losses sustained or incurred by any Buyer Indemnified Party resulting from any claim for indemnification made by Harris Williams & Co. against the Company or any of its Affiliates in connection with that certain letter agreement, dated as of October 7, 2010, between Harris Williams & Co. and the Subsidiary (“HW&Co. Liability”), and any such Buyer Indemnified Party may seek indemnification from the Escrow Amount or from the Stockholder.  Notwithstanding the foregoing, the Stockholder shall have (x) unlimited liability to Buyer for the LTIP Liability, the Phantom Liability, and the HW&Co. Liability and such liability shall survive indefinitely and (y) aggregate liability to Buyer up to the amount of the Transaction Consideration for Losses resulting from a breach of Fundamental Representations.

(b)           If any Buyer Indemnified Party becomes potentially entitled to any indemnification pursuant to ARTICLE IX or Section 10.2(a) of this Agreement, the amount that such Buyer Indemnified Party is entitled to recover in connection therewith shall nevertheless be limited as follows:

(i)            first, no particular Loss shall be payable unless such Loss equals or exceeds $5,000 (the “Minimum Individual Claim Amount”);

(ii)           second, no Losses shall be payable unless and until the total of all such Losses (excluding any particular loss that does not exceed the Minimum Individual Claim Amount) exceeds $350,000 (the “Threshold”), in which event such Buyer Indemnified Party shall, subject to the other provisions set forth in this Section 10, be entitled to the full amount of each Loss that exceeds the Minimum Individual Claim Amount without regard to the Threshold; and

(iii)          third, except with respect to Losses resulting from a breach of Fundamental Representations, the sole and exclusive source of satisfaction and payment for any Losses payable hereunder shall be the funds held by the Escrow Agent under the terms of the Escrow Agreement.

Notwithstanding the foregoing, neither the Minimum Individual Claim Amount nor the Threshold shall apply to Losses resulting from the LTIP Liability, the Phantom Liability, or the HW&Co. Liability.

10.3         Indemnification of Stockholder.  Subject to the limitations set forth in this ARTICLE X, Buyer and Parent shall indemnify and hold harmless the Company (prior to the Closing) and the Stockholder (both prior to and following the Closing) and their respective managers, directors, officers, employees, agents, Affiliates, successor and assigns (each a “Stockholder Indemnified Party” and, collectively, the “Stockholder Indemnified Parties”) from and against any and all Losses sustained or incurred by any Stockholder Indemnified Party resulting from (i) any breach of a representation or warranty made in ARTICLE IV or (ii) any breach of a covenant made by Buyer in this Agreement.

10.4         Indemnification Procedures.  Other than a claim involving Taxes, which procedure is set forth in and which shall be governed exclusively by ARTICLE IX, in the event that subsequent to the Closing any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a Party or an Affiliate of a Party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party, which a Party to this Agreement is or may be required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Party within ten (10) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim).  The Indemnifying Party shall have the right upon written notice (a “Control Notice”) to the Indemnified Party within thirty (30) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim (including the right to compensate and settle or consent to entry of judgment with respect to such claim) in its own name, or if necessary in the name of the Indemnified Party.  In the event that the Indemnifying Party delivers a Control Notice, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided that the Indemnified Party shall have the right to compromise and settle or consent to entry of judgment with respect to the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or consent to entry of judgment with respect to such claim, if pursuant to or as a result of such settlement or consent, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, (ii) such settlement or consent would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (iii) such settlement or consent would require an admission of liability by the Indemnified Party.  If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 10.4 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect.  If the Indemnified Party does not consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the date such settlement offer is given to the Indemnified Party to the extent such amount is otherwise indemnifiable hereunder.  If the Indemnifying Party shall fail to defend, or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from the defense of a Third Party Claim, then the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense.  If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.4 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.  Notwithstanding anything in this Section 10.4 to the contrary, if there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to control the defense, compromise or settlement of the Third Party Claim provided, however, that the Indemnified Party shall not compromise and settle or consent to entry of judgment with respect to such Third Party Claim without the written consent of the Indemnifying Party, which such consent shall not be unreasonably withheld, conditioned or delayed and the Indemnifying Party shall have the right to consult with the Indemnified Party and its counsel or other representatives concerning such Third Party Claim and the Indemnified Party (and the Indemnifying Party and their respective counsel or other representatives shall cooperate with respect to such Third Party Claim).

Notwithstanding any other provision of this ARTICLE X to the contrary, with respect to any claim for which indemnification may be payable from the Escrow Funds pursuant to Section 10.2(a), the Buyer Indemnified Party must first seek indemnification from the Escrow Funds, the Escrow Funds shall be deemed to be the Indemnifying Party for purposes of this Section 10.4 and the Stockholder shall act on behalf of the Indemnifying Party.

10.5         Calculation of Losses.

(a)           The amount of any Losses payable under ARTICLE IX or this ARTICLE X by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (including, without limitation, under any release and/or acknowledgement signed by a Person in favor of Buyer, the Company, and/or the Subsidiary), and (ii) the Tax benefits realizable by the Indemnified Party arising from the incurrence or payment of any such Losses.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount.  The Indemnified Party shall use Reasonable Efforts to collect any amounts available under such insurance coverage or from such other Person alleged to have responsibility therefor, but shall not be required to commence or exhaust such efforts prior to making any claim for indemnification under this ARTICLE X.

The Indemnifying Party shall not be liable under ARTICLE IX or this ARTICLE X for any (i) Losses relating to any matter to the extent that (A) there is included in the Latest Balance Sheet or the Closing Date Balance Sheet a specific liability or a specific or general reserve relating to such matter, except that the foregoing limitation on an Indemnifying Party’s liability shall not apply to Losses arising out of a breach of the representation contained in Section 3.22 that exceed an otherwise unused general reserve of $200,000 or less, or (B) the Indemnified Party has otherwise been adequately compensated for such matter pursuant to any Transaction

Consideration adjustments under Section 2.2, or (ii) solely with respect to claims made by a Buyer Indemnified Party, Losses arising with respect to the representations and warranties relating to Taxes to the extent such Losses are attributable to periods (or portions thereof) beginning after the Closing Date, unless such Losses (A) are attributable to a breach of the representation set forth in Section 3.7(g), or (B) are attributable to a reduction in Pre-Closing Tax Period NOL’s (other than by reason of a change of a change of ownership under Code §382).

In the case of a breach of the representation set forth in Section 3.7(g), the amount of the Loss will equal the reduction in the net present value of any Pre-Closing Tax Period NOL’s resulting from the change of ownership under Code §382.  For purposes hereof, the net present value of the Pre-Closing Tax Period NOL’s that are subject to a Code §382 limitation arising from a change in control prior to the Closing Date (the “Section 382 Loss Present Value”) shall be determined using the following assumptions: (1) the value of the losses equals 40% of such losses, (2) the available losses are deemed to be used to the extent allowable under Code §382 limitation on January 1 of each year, and (3) the discount rate is equal to the rate in effect under Code §382(f) on the date of the ownership change.  The indemnification amount shall equal the excess of (A) 40% of the net operating loss shown on the tax return for the tax period ending on the Closing Date over (B) the Section 382 Loss Present Value.

In the case of any reduction in Pre-Closing Tax Period NOL’s (other than by reason of a change of a change of ownership under Code §382), the amount of such indemnification shall equal the actual increase in tax attributable to the reduction or disallowance of such Pre-Closing Tax Period NOL’s, taking into account the effect of other Pre-Closing Tax Period NOL’s which remain available.

No indemnity payment shall be required in respect of a breach of Section 3.7(g) or a reduction in Pre-Closing Tax Period NOL’s to the extent that Buyer or any Affiliate breaches its obligations relating to Tax Returns for Post-Closing Tax Periods or tax positions under Section 9.1(d).

(b)           All materiality qualifications contained in the Company’s or the Stockholder’s representations and warranties in this Agreement or any other Agreements, including the term “Material Adverse Effect” shall be ignored and not given effect under this Section 10.5 for purposes of determining whether a breach or violation has occurred for which an indemnity obligation exists.  Without limiting the generality of the foregoing, with respect to any representation or warranty that is breached, all such qualifications shall be ignored and not given effect for purposes of determining the amount of any damages resulting from any such breach or violation and for the purpose of determining whether the Minimum Individual Claim Amount or Threshold have been exceeded.

(c)           The Indemnified Parties shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

(d)           If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment.

10.6         Exclusion of Other Remedies.  The Parties agree that, from and after the Closing, the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement (including representations, warranties, covenants and agreements) and the transactions contemplated hereby, whether based in contract or tort or pursuant to any other theory of liability, are the obligations of the Parties set forth in ARTICLE IX and this ARTICLE X.  The provisions of this Section 10.6 shall not, however, prevent or limit in any way a cause of action hereunder (a) with respect to fraud or intentional misrepresentation or (b) to obtain an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions hereof or to obtain other equitable remedies with respect hereto.

ARTICLE XI
MISCELLANEOUS

11.1         Notices, Consents, Etc.  Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand or (b) delivered by FedEx or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(i)            If to the Company (prior to the Closing) or the Stockholder:

ELS Holdings, LLC

c/o Frontenac Company

135 S. LaSalle Street, Suite 3800
Chicago, Illinois  60603
Attention:  Parker Davis and Rodney L. Goldstein
Tel:    (312) 368-0044

with a copy to (which copy shall not constitute notice):

Reed Smith LLP

10 S. Wacker Drive, 40th Floor

Chicago, Illinois  60606

Attention:  Seth M. Hemming

Tel:    (312) 207-1000

(ii)           If to Buyer:

Epiq Systems Holding Company
501 Kansas Avenue
Kansas City, KS 66105
Attention:  Legal Department
Tel:    (913) 621-9500

with a copy to (which copy shall not constitute notice):

Holland & Knight LLP

10 St. James Avenue, 11th Floor

Boston, MA 02116
Attention:  Jeffrey R. Seul
Tel:    (617) 523-2700

Date of service of such notice shall be (x) the date such notice is delivered by hand, (y) one (1) Business Day following the delivery by express overnight delivery service, or (z) three (3) Business Days after the date of mailing if sent by certified or registered mail.

11.2         Severability.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

11.3         Assignment; Successors.  Neither this Agreement, nor any rights, obligations or interests hereunder, may be assigned by any party hereto, except with the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

11.4         Counterparts; Facsimile Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email delivery of a “.pdf” or similar format data file, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or similar format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

11.5         Expenses.

(a)           Company Expenses. The Stockholder shall pay for (i) all Company Transaction Expenses incurred or to be incurred through Closing, including, without limitation, the amounts owed by the Company to Reed Smith LLP and Harris Williams & Co., as provided in Section 2.2(a)(iii); and (ii) for all costs and expenses incurred or to be incurred and for any amounts owed by the Company on or before the Closing in connection with effectuating the Closing.  The Stockholder also shall pay for any amounts owed by the Company to Reed Smith LLP and Harris Williams & Co. after the Closing.  Without limiting the generality of the foregoing, all (x) transfer, documentary, sales, use, stamp, registration and other such Taxes, and (y) conveyance fees, recording charges and other fees and charges (including any penalties and interest), in each case incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by Stockholder when due.

(b)           Buyer Expenses.  Buyer shall pay (i) for all costs and expenses incurred or to be incurred by Buyer through and after the Closing in negotiating and preparing this Agreement and in effectuating the Closing and (ii) for all costs and expenses incurred or to be incurred by the Company after the Closing in connection with carrying out the transactions contemplated by this Agreement.

(c)           HSR Filing Fees.  Buyer and the Company each shall pay one-half of the HSR Filing Fees.

11.6         Governing Law.  This Agreement shall be construed and governed in accordance with the Laws of the State of Delaware, without regard to its Laws regarding conflicts of Law.

11.7         Table of Contents and Headings.  The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

11.8         Entire Agreement; Amendment and Waiver.

(a)           This Agreement, the preamble and recitals to this Agreement, the Schedules and the Exhibits attached hereto and the Other Agreements (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supersede all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof.

(b)           This Agreement may be amended or modified only by a written instrument executed by all of the Parties.  No failure of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with respect to its obligations hereunder, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such Party.  Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, set forth therein.

11.9         Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties, the Covered Parties, the Stockholder Indemnified Parties and the Buyer Indemnified Parties, any rights or remedies under or by reason of this Agreement.

11.10       Disclosure Generally.  All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein.  All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire Agreement, including all Schedules.  Except as otherwise provided in the Seller Disclosure Schedules, all capitalized terms therein shall have the meanings assigned to them in this Agreement.  Matters reflected in the Seller Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed.  A disclosure made by the Stockholder or the Company in any section of this Agreement, the Seller Disclosure Schedule or any other schedule or exhibit that is sufficient on its face to reasonably inform Buyer of information required to be disclosed in another section of this Agreement, the Seller Disclosure Schedule or any other schedule or exhibit in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of this Agreement, to have been made with respect to such other section of this Agreement, the Seller Disclosure or other Schedule.  No disclosure in the Seller Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

11.11       Public Announcements.  Prior to the Closing, the Parties will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except that Buyer, on the one hand, and the Stockholder and the Company, on the other hand, may issue a joint press release if mutually agreed; provided, however, that nothing herein shall prohibit (a) any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by Law, in which case the Party making such determination will, if practicable in the circumstances, use Reasonable Efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance and (b) the Parties from making internal announcements to their respective employees and, if applicable, investor groups, that are consistent with the Parties’ prior public disclosures regarding the transactions contemplated hereby.  At Closing, the Parties shall issue a joint press release (attached hereto as Schedule 11.11).

11.12       Interpretive Matters.  Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term “including” shall mean by way of example and not by way of limitation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.13       Submission to Jurisdiction.  Each of the Parties submits to the exclusive jurisdiction of any state or Federal court sitting in Chicago, Illinois, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.1.  Nothing in this Section 11.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.  Each Party agrees that a final judgment in any action or proceeding so brought may be enforced by suit on the judgment or in any other manner provided by Law.

11.14       Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

11.15       Specific Performance.  The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and the Party or Parties not in breach shall be entitled to the remedy of specific performance in addition to any other remedies that may be available at law or in equity by reason of such breach.

11.16       No Recourse.  No past or present director, officer, employee, incorporator, agent, attorney or other individual representing the Company, the Subsidiary, or the Stockholder shall have any personal liability for any representations, warranties, obligations or liabilities of the Company under this Agreement or any certificate delivered pursuant to this Agreement.  No past or present director, officer, employee, incorporator, agent, attorney or other individual representing the Buyer or Parent shall have any personal liability for any representations, warranties, obligations or liabilities of the Buyer or Parent under this Agreement or any certificate delivered pursuant to this Agreement.

11.17       Parent Guaranty.  Parent does hereby fully, absolutely, unconditionally and irrevocably guaranty the timely payment when due and owing of the obligations of Buyer (i) under Article II hereof; (ii) under Article X hereof and (iii) under each Other Agreement, in each case, (a) including all amounts Buyer is obligated to pay hereunder or under any Other Agreements in the event Buyer fails to perform its obligations thereunder or hereunder or is otherwise liable for damages pursuant hereto or thereto and (b) to the extent not paid by Buyer at such time (collectively, the “Obligations”).

(a)           The obligations of Parent in this Section 11.17 are primary and not as surety only, and this guarantee constitutes a guarantee of payment when due and owing, and not merely of collection.  Parent expressly waives any legal obligations, duty or necessity for the Stockholder to proceed first against Buyer or to exhaust any remedy it may have against Buyer.  The obligations of Parent hereunder shall remain in full force and effect until all Obligations have been performed in full, without regard to, and shall not be released, discharged or in any way affected to the extent permitted by applicable Law (whether or not Parent shall have any knowledge or notice thereof) by:

(i)            any waiver, consent, change, extension, or indulgence in respect of any Obligation;

(ii)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, dissolution or similar proceeding with respect to Buyer or Parent;

(iii)          any assignment or other transfer of this Agreement or any Other Agreement by the Stockholder or Buyer;

(iv)          any lien, charge, restriction or encumbrance affecting Buyer;

(v)           any sale or other disposition of all or any part of the capital stock or assets of Buyer; or

(vi)          any payment by Buyer which is recovered by Buyer’s trustee in bankruptcy.

With the exception of any change to an Obligation which was agreed to by Buyer at a time when Parent (or a Parent Affiliate) owns less than fifty percent (50%) of Buyer’s outstanding capital stock, and which has the effect of increasing the Obligation from Buyer’s perspective, Parent unconditionally waives, to the extent permitted by applicable Law, notice of any of the matters referred to in this Section 11.17, all notices which may be required by statute, rule of law or otherwise to preserve any rights against Parent hereunder, including, without limitation, any demand, proof or notice of nonpayment of any sums payable under this Agreement or any Other Agreement (including, without limitation, any indemnity payment), any right to the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of any of the Obligations, any requirement of diligence and any requirement to mitigate the damages resulting from a breach of or default under this Agreement or the Other Agreements by Buyer.  With the exception of any change to an Obligation which was agreed to by Buyer at a time when Parent (or a Parent Affiliate) owns less than fifty percent (50%) of Buyer’s outstanding capital stock, and which has the effect of increasing the Obligation from Buyer’s perspective, all of the Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this guaranty and all dealings between the Stockholder and Buyer shall likewise be conclusively presumed to have been had or consummated in reliance upon this guaranty.

(b)           Parent agrees that the Stockholder may at any time and from time to time, either before or after the due date therefor, without notice to or further consent of Parent, extend the time of payment of, exchange or surrender any collateral for, or renew any of the Obligations, and may also make any agreement with Buyer for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification or waiver of the terms thereof or of any agreement between the Stockholder and Buyer or any such other Person, without in any way impairing or affecting the provisions of this Section 11.17.

(c)           Parent agrees to pay on demand all reasonable fees and out-of-pocket expenses (including the reasonable fees and expenses of the Stockholder’s counsel) incurred by the Stockholder in the enforcement of this Section 11.17 against Parent.

(d)           This Section 11.17 shall remain in full force and effect and be binding upon Parent and its successors and assigns until payment in full of all of the Obligations.  If any of the present or future Obligations are guaranteed by any Persons in addition to Parent, the death, release or discharge, in whole or in part, or the bankruptcy, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of Parent under this Section 11.17.

(e)           No failure to exercise and no delay in exercising, on the part of the Stockholder, any right, remedy, power or privilege provided for in this Section 11.17 shall operate as a waiver thereof, nor shall any single or partial exercise by the Stockholder of any right, remedy, power or privilege hereunder preclude any other or future exercise of any such right, remedy, power or privilege.  Each and every right, remedy, power and privilege granted to the Stockholder under this Section 11.17 or allowed to it by applicable Law shall be cumulative and not exhaustive of any other, and may be exercised by the Stockholder from time to time.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE COMPANY:

ENCORE INTERMEDIATE HOLDCO, INC.

By:	/s/ KEITH LIEBERMAN
Name:	Keith Lieberman
Title:	Chief Financial Officer

[Signature Page to the Stock Purchase Agreement]

THE STOCKHOLDER:

ELS HOLDINGS, LLC

By:	Frontenac VIII Limited Partnership
Its:	Managing Member

By:	Frontenac VIII Partners, L.P.
Its:	General Partner

By:	Frontenac Company VIII, L.L.C.
Its:	General Partner

By:	/s/ RODNEY L. GOLDSTEIN
Name:	Rodney L. Goldstein
Its:	Member

[Signature Page to the Stock Purchase Agreement]

BUYER:

EPIQ SYSTEMS HOLDING COMPANY

By:	/s/ ELIZABETH BRAHAM
Name:	Elizabeth Braham
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the Stock Purchase Agreement]

THE PARENT:

EPIQ SYSTEMS, INC., solely for purposes of Sections solely for purposes of Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 7.3(a), 10.2, 10.3 and 11.17

By:	/s/ ELIZABETH BRAHAM
Name:	Elizabeth Braham
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to the Stock Purchase Agreement]